                                                                    EXHIBIT 4.11

                                                                       EXECUTION
                                                                            COPY


--------------------------------------------------------------------------------


                                 $1,500,000,000

                           FIVE-YEAR CREDIT AGREEMENT

                         DATED AS OF SEPTEMBER 25, 1998

                                      AMONG

                                 CONSECO, INC.,


                         BANK OF AMERICA NATIONAL TRUST
                            AND SAVINGS ASSOCIATION,
                                    AS AGENT,

                            FIRST UNION NATIONAL BANK
                                       AND
                            THE CHASE MANHATTAN BANK
                             AS SYNDICATION AGENTS,

                      MORGAN GUARANTY COMPANY OF NEW YORK,
                             AS DOCUMENTATION AGENT

                                       AND

                  THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO


                                   ARRANGED BY


                          BANCAMERICA SECURITIES, INC.



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
                                TABLE OF CONTENTS


$1,500,000,000.................................................................1
FIVE-YEAR CREDIT AGREEMENT.....................................................1
Dated as of September 25, 1998.................................................1
among..........................................................................1
CONSECO, INC.,.................................................................1
as Agent,......................................................................1
as Syndication Agents,.........................................................1
as Documentation Agent.........................................................2
and............................................................................2
THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO..................................2
Arranged by....................................................................2
BANCAMERICA SECURITIES, INC....................................................2
FIVE-YEAR CREDIT AGREEMENT.....................................................5
ARTICLE I......................................................................5
DEFINITIONS....................................................................5
ARTICLE II....................................................................29
THE CREDITS...................................................................29
   2.11   Repayment...........................................................38
ARTICLE III...................................................................42
TAXES, YIELD PROTECTION AND ILLEGALITY........................................42
ARTICLE IV....................................................................46
CONDITIONS PRECEDENT..........................................................46
ARTICLE V.....................................................................48
REPRESENTATIONS AND WARRANTIES................................................48
   5.07   ERISA Compliance....................................................50
ARTICLE VI....................................................................54
AFFIRMATIVE COVENANTS.........................................................54
   6.03   Notices.  The Company shall promptly notify the Agent:..............55
ARTICLE VII...................................................................58
NEGATIVE COVENANTS............................................................58
ARTICLE VIII..................................................................62
EVENTS OF DEFAULT.............................................................62
ARTICLE IX....................................................................65
THE AGENT.....................................................................65
ARTICLE X.....................................................................69
MISCELLANEOUS.................................................................69
   10.04  Costs and Expenses.  The Company shall:.............................71
SCHEDULE 2.01.................................................................78
AND PRO RATA SHARES...........................................................78
SCHEDULE 10.02................................................................79
ADDRESSES FOR NOTICES.........................................................79
   CONSECO, INC...............................................................79
   Conversion/Continuation):..................................................80

SCHEDULES

Schedule 1.01        Persons Not Subsidiaries
Schedule 2.01        Commitments
Schedule 5.05        Litigation
Schedule 5.07        ERISA
Schedule 5.13        Investment Companies
Schedule 5.14        Subsidiaries
Schedule 7.02(c)     Liens
Schedule 7.02(g)     Permitted Indentures
Schedule 7.07        Business Activities
Schedule 10.02       Lending Offices; Addresses for Notices


EXHIBITS

Exhibit A            Form of Compliance Certificate
Exhibit B            Form of Notice of Borrowing
Exhibit C            Form of Notice of Conversion/Continuation
Exhibit D            Form of Swing Line Note
Exhibit E            Form of Committed Loan Note
Exhibit F            Form of Assignment and Acceptance
Exhibit G            Form of Invitation for Competitive Bids
Exhibit H            Form of Competitive Bid Request
Exhibit I            Form of Competitive Bid
Exhibit J            Offshore Rate Funding Loss Determination Methodology

                           FIVE-YEAR CREDIT AGREEMENT


     This FIVE-YEAR CREDIT AGREEMENT is entered into as of September 25, 1998, among CONSECO, INC., an Indiana corporation (the "Company"), the several financial institutions from time to time party to this Agreement (collectively, the "Banks"; individually, a "Bank"), Bank of America National Trust and Savings Association, as agent for the Banks and as Swing Line Bank, First Union National Bank and The Chase Manhattan Bank, as syndication agents for the Banks (the "Syndication Agents") and Morgan Guaranty Company of New York, as documentation agent (the "Documentation Agent").

     WHEREAS, the Agent, the Banks and the Swing Line Bank have agreed to make available to the Company a revolving credit facility upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.01 Certain Defined Terms. The following terms have the following meanings:

          "Absolute Rate" has the meaning specified in subsection 2.08(c).

          "Absolute Rate Auction" means a solicitation of Competitive Bids setting forth Absolute Rates pursuant to Section 2.08.

          "Absolute Rate Bid Loan" means a Bid Loan that bears interest at a rate determined by reference to the Absolute Rate.

          "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners, or (b) to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

                  "Agent" means BofA in its capacity as agent for the Banks hereunder, and any successor agent appointed under Section 9.09.

                  "Agent-Related Persons" means the initial Agent and any successor agent appointed under Section 9.09, together with their respective Affiliates (including, in the case of BofA, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

               "Agent's Payment Office" means the address for payments set forth on Schedule 10.02 or such other address as the Agent may from time to time specify.

               "Agreement" means this Credit Agreement.

               "Amounts Available for Dividends" means, without duplication, the maximum amount of dividends the Insurance Subsidiaries are permitted to pay under the insurance code of their respective state of domicile without necessitating approval by the applicable Department plus the amount of dividends actually paid by the Insurance Subsidiaries with the prior approval of the applicable Department in excess of the maximum amount permitted; provided, however, that with respect to dividends paid from BLI, LALI, NGLIC, PLIC or WLI to the Company, Amounts Available for Dividends shall also mean the maximum amount BLI, LALI, NGLIC, PLIC or WLI is permitted to pay under the applicable insurance code of its state of domicile with approval of the applicable Department, not to exceed in the aggregate in any one Fiscal Year of the Company the Statutory Net Income of BLI, LALI, NGLIC, PLIC or WLI, as the case may be, for the immediately preceding Fiscal Year.

               "Annual Statement" means the annual statutory financial statement of any Insurance Subsidiary required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation, which statement shall be in the form required by such Insurance Subsidiary's jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements permitted by such insurance commissioner (or such similar authority) to be used for filing annual statutory financial statements and shall contain the type of information permitted or required by such insurance commissioner (or such similar authority) to be disclosed therein, together with all exhibits or schedules filed therewith.

               "Applicable Facility Fee Rate" means the lowest applicable percentage set forth below based upon the rating of the Company's senior unsecured long-term Indebtedness then in existence:

                        Rating                   Applicable Facility Fee
                        ------                   -----------------------
                A or above by S&P or DCR                  0.08%
                    A- by S&P or DCR                      0.09%
                   BBB+ by S&P or DCR                     0.10%
                   BBB by S&P or DCR                     0.125%
            Lower than BBB by S&P or DCR or               0.15%
                        unrated

          The Applicable Facility Fee Rate shall be adjusted, as applicable, upon each change in the rating by S&P or DCR of the Company's senior unsecured long-term Indebtedness, effective as of the date of such change. At any time at which S&P's rating of the Company's senior unsecured long term Indebtedness differs from DCR's rating thereof by more than one level (including each modifier as a separate level), then the Applicable Facility Fee Rate shall be determined by reference to the rating which is one level below the higher of the two ratings.

               "Applicable Offshore Rate Margin" means on any date the lowest applicable percentage set forth below based upon the rating of the Company's senior unsecured long-term Indebtedness then in existence:

                           Rating                Applicable Offshore Rate Margin
                           ------                -------------------------------
                   A or above by S&P or DCR                    0.17%
                       A- by S&P or DCR                        0.21%
                      BBB+ by S&P or DCR                       0.25%
                      BBB by S&P or DCR                       0.275%
               Lower than BBB by S&P or DCR or                 0.35%
                           unrated


          The Applicable Offshore Rate Margin shall be adjusted, as applicable, upon each change in the rating of the Company's senior unsecured long-term Indebtedness, effective as of the date of such change. At any time at which S&P's rating of the Company's senior unsecured long-term Indebtedness differs from DCR's rating thereof by more than one level (including each modifier as a separate level), then the Applicable Offshore Rate Margin shall be determined by reference to the rating which is one level below the higher of the two ratings.

               "Arranger" means BancAmerica Securities, Inc.

               "Asset Backed Security" means a security of a Green Tree Entity or a Sub-Prime Auto Loan Company that is collateralized by loans, leases, receivables, installment contracts or interests in or components of Interest Only Securities.

               "Assignee" has the meaning specified in subsection 10.08(a).

               "Assignment and Acceptance" has the meaning specified in subsection 10.08(a).

               "Attorney Costs" means and includes all reasonable fees and disbursements of any law firm or other external counsel, the reasonable allocated cost of internal legal services and all reasonable disbursements of internal counsel.

               "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (a) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such scheduled principal payment by (b) the sum of all such scheduled principal payments.

               "B-Share Financings" means the financing of fees or commissions related to B-Shares.

               "B-Shares" means those shares of ownership representing a mutual interest in a pool of assets on which 12b-1 fees or contingent deferred sales commissions (CDSC), as defined under the Investment Company Act of 1940, are applicable.

               "Bank" has the meaning specified in the introductory clause hereto.

               "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C.ss.101, et seq.).

               "Base Rate" means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by BofA in San Francisco, California, as its "reference rate." (The "reference rate" is a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the reference rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change.

               "Base Rate Committed Loan" means a Committed Loan that bears interest based on the Base Rate.

               "Bid Borrowing" means a Borrowing hereunder consisting of one or more Bid Loans made to the Company on the same day by one or more Banks.

               "Bid Loan" means a Loan by a Bank to the Company pursuant to
          Section 2.07, which may be an Offshore Rate Bid Loan or an Absolute Rate Bid Loan.

               "Bid Loan Lender" means, in respect of any Bid Loan, the Bank making such Bid Loan to the Company.

               "BLI" means Bankers Life Insurance Company of Illinois, an Illinois insurance corporation.

               "BofA" means Bank of America National Trust and Savings Association, a national banking association.

               "Borrowing" means a borrowing pursuant to Article II hereof consisting of Loans of the same Type made to the Company on the same day by one or more of the Banks and may be a Committed Borrowing or a Bid Borrowing and, in the case of Offshore Rate Loans, having the same Interest Period. A Swing Line Loan shall not constitute a Borrowing.

               "Borrowing Date" means any date on which a Borrowing occurs under Sections 2.03 or 2.08.

               "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Chicago, New York City or San Francisco are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

               "Calculation Period" means, with respect to any ratio or calculation, the period for which such ratio or calculation is being calculated.

               "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

               "Capital and Surplus" means, as to any Insurance Subsidiary, as of any date, the total amount shown on line 38, page 3, column 1 of the Annual Statement of such Insurance Subsidiary, or an amount determined in a consistent manner for any date other than one as of which an Annual Statement is prepared.

               "Capitalized Lease Liabilities" means, with respect to any Person, all monetary obligations of such Person under any leasing or similar arrangement which, in accordance with GAAP, would be classified as a capitalized lease, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

               "Cash Equivalents" means (a) securities with maturities of one
          (1) year or less from the date of determination issued or fully guaranteed or insured by the United States Government, or any instrumentality or agency thereof, (b) certificates of deposit, eurodollar time deposits, overnight bank deposits, bankers' acceptances and repurchase agreements of any Bank or any other commercial bank whose unsecured long-term debt obligations are rated at least "BBB-" by S&P, "Baa-3" by Moody's, "BBB-" by DCR, "BBB-" by Fitch or "NAIC 2" by the NAIC having maturities of six (6) months or less from the date of determination and (c) commercial paper having maturities of six (6) months or less from the date of determination rated at least "A-2" by Standard Poor's, "P-2" by Moody's, "D-2" by DCR, "F-2" by Fitch or "NAIC 2" by the NAIC, or carrying an equivalent rating by a nationally recognized rating agency, if all of the named rating agencies cease publishing ratings of investments.

               "CBOs" means notes or other instruments (other than CMOs) secured by collateral consisting primarily of debt securities and/or other types of debt obligations, including loans.

               "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

               "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System List.

               "Change of Control" means (a) any acquisition by any Person, or two or more Persons acting in concert of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act) of 30% or more of the outstanding shares of voting stock of the Company (other than an acquisition by any Person or Persons who are officers or directors of the Company on the Closing
          Date) or (b) during any period of 25 consecutive calendar months, commencing on the date of this Agreement, the ceasing of those individuals (the "Continuing Directors") who (i) were directors of the Company on the first day of each such period or (ii) subsequently became directors of the Company and whose actual election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of the Company, to constitute a majority of the board of directors of the Company.

               "Closing Date" means the date on which all conditions precedent set forth in Section 4.01 are satisfied or waived by all Banks (or, in the case of subsection 4.01(e), waived by the Person entitled to receive such payment).

               "CMOs" means notes or other instruments secured by collateral consisting primarily of mortgages, mortgage-backed securities and/or other types of mortgage-related obligations.

               "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

               "Committed Borrowing" means a Borrowing hereunder consisting of Committed Loans made on the same day by the Banks ratably according to their respective Pro Rata Shares and, in the case of Offshore Rate Committed Loans, having the same Interest Period.

               "Committed Loan" means a Loan by a Bank to the Company pursuant to Section 2.01, and may be an Offshore Rate Committed Loan or a Base Rate Committed Loan.

               "Committed Loan Note" has the meaning specified in Section 2.02.

               "Commitment", as to each Bank, has the meaning specified in
          Section 2.01.

               "Company" has the meaning specified in the introduction to this Agreement.

               "Competitive Bid" means an offer by a Bank to make a Bid Loan in accordance with subsection 2.08(b).

               "Competitive Bid Request" has the meaning specified in subsection 2.08(a).

               "Compliance Certificate" means a certificate substantially in the form of Exhibit A.

               "Conseco Series E Preferred Stock" means $900,000,000 stated value of the Company's Series E Preferred Stock, without par value.

               "Contingent Obligation" means, without duplication, any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the debt, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person; provided, that (a) the obligations of any Person under Reinsurance Agreements or in connection with Investments of Insurance Subsidiaries permitted by the applicable Department, (b) the obligations of the Company in connection with its guaranty of the Trust Preferred Securities and the Unit Securities and (c) the obligations of any Person in connection with its guaranty of Asset Backed Securities shall not be deemed Contingent Obligations of any such Person or the Company, as applicable. The amount of any Person's liability with respect to any Contingent Obligation shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum outstanding principal amount, if larger) of the debt, obligation or other liability outstanding thereunder or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof at the time of determination.

               "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

               "Conversion/Continuation Date" means any date on which, under
          Section 2.04, the Company (a) converts Committed Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period, Committed Loans having Interest Periods expiring on such date.

               "Costs and Expenses" has the meaning specified in Section 10.05.

               "DCR" means Duff & Phelps Credit Rating Co., Inc., together with any Person succeeding thereto by merger, consolidation or acquisition of all or substantially all of its assets, including substantially all of its business of rating securities.

               "Debt to Total Capitalization Ratio" means, as of any date of determination, without duplication, the ratio of (a) the principal amount of and accrued but unpaid interest on all recourse Indebtedness for borrowed money (including, without limitation, any Indebtedness evidenced by bonds, debentures, notes or other similar instruments) of the Company or any Subsidiary for which the Company or any such Subsidiary, respectively, is directly liable on such date and which is neither a Contingent Obligation nor Indebtedness arising out of a Permitted Transaction; to (b) Total Capitalization on such date; provided, however, that solely for the purposes of calculating the Debt to Total Capitalization Ratio the term "Indebtedness" shall exclude (i) debt securities that are convertible into shares of the Company's common stock having a current market value of at least 125% of the principal amount of such convertible securities, (ii) preferred securities issued by business trusts formed by the Company or any Wholly-Owned Subsidiary, guaranteed by such entity and related to guarantees and intercompany notes, and (iii) Indebtedness of Sub-Prime Auto Loan Companies. "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

               "Defaulted Bank" means a Bank that has either (a) refused (which refusal has not been retracted) to make available any Committed Loan when required hereunder or (b) a Bank that has notified the Agent and/or the Company that it does not intend to comply with its obligations under Section 2.01 of this Agreement.

               "Department" means, with respect to any Insurance Subsidiary, the Governmental Authority of such Insurance Subsidiary's state of domicile with which such Insurance Subsidiary is required to file its Annual Statement.

               "Direct Competitor" means a Person substantially engaged in a business which directly competes with the primary business of a Green Tree Entity.

               "Disposition" means the sale, assignment, leasing, transfer, contribution, conveyance, issuance or other disposal of, or granting of options, warrants or other rights with respect to, any of a Person's assets.

               "Documentation Agent" has the meaning specified in the introduction to this Agreement.

               "Dollars", "dollars" and "$" each mean lawful money of the United States.

               "Eligible Assignee" means any bank, pension fund, mutual fund, investment fund or other financial institution or a Subsidiary thereof (other than an insurance company or any Affiliate of an insurance company except those to which the Company consents).

               "Environmental Claims" means all claims, complaints, notices or inquiries, however asserted or made, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placement, discharge, emission or release (including intentional or unintentional, negligent or non-negligent, sudden or nonsudden, accidental or non-accidental, placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from property, whether or not owned by the Borrower.

               "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

               "ERISA" means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

               "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the
          Code).

               "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or
          (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

               "Eurodollar Reserve Percentage" has the meaning specified in the definition of "Offshore Rate".

               "Event of Default" means any of the events or circumstances specified in Section 8.01.

               "Exchange Act" means the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

               "FDIC" means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

               "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

               "Fee Letter" has the meaning specified in subsection 2.13(a).

               "Fiscal Quarter" means any fiscal quarter of a Fiscal Year.

               "Fiscal Year" means any period of twelve consecutive calendar months ending on December 31.

               "Fitch" means Fitch Investors Services, Inc., together with any Person succeeding thereto by merger, consolidation or acquisition of all or substantially all of its assets, including substantially all of its business of rating securities.

               "Fixed Interest Charges" means, for any Calculation Period, (a) interest paid or, without duplication, accrued but unpaid on the Loans with respect to such Calculation Period, plus (b) interest paid or, without duplication, accrued but unpaid on any Indebtedness set forth in clause (a) or (b) of the definition thereof during such Calculation Period, minus (c) interest paid or, without duplication, accrued but unpaid on any Indebtedness which has been eliminated from the balance sheet liabilities of the Company on a consolidated basis in accordance with GAAP, minus (d) interest paid or, without duplication, accrued but unpaid on any Indebtedness arising under financing transactions in which a Green Tree Entity or a Sub-Prime Auto Loan Company sells or transfers as collateral loans, leases, receivables or installment contracts to a third party while simultaneously contracting to repurchase or reacquire substantially the same assets.

               "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

               "Further Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including, without limitation, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 3.01.

               "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

               "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing, including any board of insurance, insurance department or insurance commissioner.

               "Green Tree" means Green Tree Financial Corporation, a Delaware corporation.

               "Green Tree Entities" means, collectively, Green Tree and its consolidated Subsidiaries and "Green Tree Entity" means any one of them individually.

               "Hazardous Material" means: (a) any "hazardous substance," as defined by CERCLA; (b) any "hazardous waste," as defined by the Resource Conservation and Recovery Act; (c) any petroleum product; or
          (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended.

               "Income Taxes" means any Taxes based upon net income.

               "Indebtedness" shall mean, with respect to any Person, without duplication: (a) all obligations of such Person for borrowed money or in respect of loans or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
          (c) all obligations in respect of letters of credit, whether or not drawn, and bankers' acceptances issued for the account or upon the application or request of such Person; (d) all Capitalized Lease Liabilities of such Person; (e) all obligations of such Person in respect of Swap Contracts; (f) all obligations of such Person to pay the deferred purchase price of property or services which are included as liabilities in accordance with GAAP (other than trade payables entered into in the ordinary course of business on ordinary terms), and all obligations secured by a Lien on property owned or being purchased by such Person (including obligations arising under conditional sales or other title retention agreements); (g) any obligations of a partnership in which such Person is a general partner; and (h) all Contingent Obligations of such Person in connection with indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above; provided, however, that the term "Indebtedness" shall exclude (i) replevin bonds, surety bonds and other similar bonds (including, without limitation, bonds issued in connection with litigation and repossession activities) issued by an Insurance Subsidiary, a Green Tree Entity or a Sub-Prime Auto Loan Company in the ordinary course of business and (ii) the obligations of any Person under letters of credit (whether or not drawn), bankers' acceptances and swap contracts issued or entered into in connection with any Asset Backed Security.

               "Indemnified Liabilities" has the meaning specified in Section 10.05.

               "Indemnified Person" has the meaning specified in Section 10.05.

               "Independent Auditor" has the meaning specified in subsection 6.01(a).

               "Insolvency Proceeding" means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, conservation, rehabilitation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in any case, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

               "Insurance Subsidiary" means any Subsidiary which is engaged in the business of underwriting insurance products.

               "Interest Coverage Ratio" means, for any Calculation Period, the ratio of (a) the sum of (i) Amounts Available for Dividends directly to the Company from its Insurance Subsidiaries as of the end of such Calculation Period, plus (ii) interest paid to the Company with respect to the Surplus Debentures, plus (iii) Net Cash Available from the Non-Insurance Subsidiaries, plus (iv) the amount of Taxes paid or, without duplication, accrued but unpaid to the Company under the Tax Sharing Agreement, plus (v) management and other fees received by the Company under servicing agreements or otherwise, plus (vi) the Company's Investment Income received in cash, minus (vii) the amount of Taxes paid or, without duplication, accrued but unpaid by the Company, minus (viii) cash operating expenses of the Company, minus
          (ix) capital expenditures of the Company, minus (x) interest payments made or, without duplication, interest accrued but unpaid on intercompany loans by the Company and its Subsidiaries, minus (xi) dividends paid, in cash, to Bankers National Life Insurance Company, a Texas stock insurance corporation, by the Company on the Conseco Series E Preferred Stock to the extent permitted by this Agreement, minus (xii) payments made by the Company or any Subsidiary under guaranties in respect of Asset Backed Securities, all calculated (except as otherwise indicated) for such Calculation Period, to (b) Fixed Interest Charges for such Calculation Period.

               "Interest Only Security" means any interest, including servicing fees, retained by a Green Tree Entity or Sub-Prime Auto Loan Company relating to the sale or securitization of loans, leases, receivables or installment contracts, which constitutes either an interest only security or a servicing right asset in accordance with GAAP.

               "Interest Payment Date" means (a) as to any Loan other than a Base Rate Committed Loan or a Swing Line Loan, the last day of each Interest Period applicable to such Loan, (b) as to any Base Rate Committed Loan, the last Business Day of each calendar quarter; provided, however, that (i) if any Interest Period for an Offshore Rate Committed Loan exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date (but in each case, subject to clauses (a) and (b) of the definition of "Interest Period"), and (ii) as to any Bid Loan, such intervening dates prior to the maturity thereof as may be specified by the Company and agreed to by the applicable Bid Loan Lender in the applicable Competitive Bid shall also be Interest Payment Dates and (c) as to any Swing Line Loan, the maturity date thereof.

               "Interest Period" means (a) as to any Offshore Rate Loan, the period commencing on the Borrowing Date of such Loan or (in the case of any Offshore Rate Committed Loan) on the Conversion/Continuation Date on which the Loan is converted into or continued as an Offshore Rate Committed Loan, and ending on the date one, two, three or six months (or, if consented to by each Bank in the case of any Offshore Rate Committed Loan, nine or twelve months) thereafter as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation or Competitive Bid Request, as the case may be, and (b) as to any Absolute Rate Bid Loan, a period of not less than 7 days and not more than 180 days as selected by the Company in the applicable Competitive Bid Request; provided, that:

                    (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

                    (ii) any Interest Period that begins on the last Business
               Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                    (iii) no Interest Period for any Loan shall extend beyond
               the Termination Date.

               "Investment" means any investment in any Person, whether by means of share purchase, capital contribution, loan, time deposit, or otherwise.

               "Investment Income" means, (a) as to any Person which is an Insurance Subsidiary as of any date, the amount reported on line 4, page 4, column 1 of the Annual Statement, or an amount determined in a consistent manner for any date other than one as of which an Annual Statement is prepared but exclusive of earnings of any Insurance Subsidiaries of such Person and, (b) as to any Person which is not an Insurance Subsidiary, the amount of earnings of such Person on Investments, net of expenses actually incurred in connection with such Investments and taking into account realized gains and losses on such Investments.

               "Invitation for Competitive Bids" means a solicitation for Competitive Bids, substantially in the form of Exhibit G.

               "IRS" means the Internal Revenue Service or any Governmental Authority succeeding to any of its principal functions under the Code.

               "LALI" means Lincoln American Life Insurance Company, a Tennessee insurance corporation.

               "Lending Office" means, as to any Bank, the office or offices of such Bank specified as its "Lending Office" or "Domestic Lending

          Office" or "Offshore Lending Office", as the case may be, on Schedule 10.02, or such other office or offices as such Bank may from time to time notify the Company and the Agent.

               "License" means any license, certificate of authority, permit or other authorization which is required to be obtained from any Governmental Authority in connection with the operation, ownership or transaction of insurance business.

               "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease or any financing lease having substantially the same economic effect as any of the foregoing) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

               "Litigation" means any litigation (including, without limitation, any governmental proceeding or arbitration proceeding), tax audit or investigative proceeding, claim, lawsuit, and/or investigation pending or threatened against or involving the Company or any of its Subsidiaries or any of its or their businesses or operations.

               "Loan" means an extension of credit by a Bank to the Company under Article II, and may be a Committed Loan, a Bid Loan or a Swing Line Loan.

               "Loan Documents" means this Agreement, all Notes, the Fee Letter and all other documents executed and delivered by the Company to the Agent or any Bank in connection herewith.

               "Margin Stock" means "margin stock" as such term is defined in Regulation T, U or X of the FRB.

               "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the business, properties, condition (financial or otherwise) of the Company or the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Company to perform under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company of any Loan Document.

               "Material Insurance Subsidiary" means an Insurance Subsidiary having Capital and Surplus of $50,000,000 or more.

               "Moody's" means Moody's Investors Service, Inc., together with any Person succeeding thereto by merger, consolidation or acquisition of all or substantially all of its assets, including substantially all of its business of rating securities.

               "Multiemployer Plan" means a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

               "NAIC" means the National Association of Insurance Commissioners or any successor thereto, or in absence of the National Association of Insurance Commissioners or such successor, any other association, agency or other organization performing advisory, coordination or other like functions among insurance departments, insurance commissioners and similar Governmental Authorities of the various states of the United States toward the promotion of uniformity in the practices of such Governmental Authorities.

               "Net Cash Available" means, without duplication, for any direct Non-Insurance Subsidiary of the Company for any Calculation Period (a) Net Income of such Subsidiary during such Calculation Period plus (b) any non-cash expenses of such Subsidiary deducted in determining Net Income for such Calculation Period less (c) any noncash income of such Subsidiary included in determining such Net Income for such Calculation Period.

               "Net Income" means, for any Person for any Calculation Period, the net income (or loss) of such Person for such period as determined in accordance with GAAP.

               "Net Proceeds" means, with respect to any Disposition by any Person, the aggregate amount of cash and readily marketable Cash Equivalents received by such Person in respect of such Disposition minus the sum of (a) reasonable costs and expenses (including costs of discontinuance (including, without limitation, any reasonable severance payments) and Taxes other than Income Taxes) incurred in connection with such Disposition and required to be paid in cash, (b) the estimated Income Tax to be paid by such Person in connection with such Disposition and (c) for an Insurance Subsidiary, the Statutory Carrying Value of the assets which were the subject of such Disposition plus any amounts which the Department will not permit such Insurance Subsidiary to pay out as a result of such Disposition. Upon calculation of Net Proceeds, the Borrower shall deliver to the Agent an accounting of the items deducted from the cash or Cash Equivalents related to such Disposition pursuant to clauses (a), (b) and (c). For purposes of this definition, the Net Proceeds received by any Person in respect of any Disposition shall include such cash or Cash Equivalents as may be received ("subsequent cash proceeds") by such Person at any time or from time to time in connection with the sale, transfer, lease or other disposition, or otherwise in respect of, any consideration other than cash or readily marketable Cash Equivalents received by such Person in respect of such Disposition, less the estimated Income Tax to be paid in connection with the receipt of such subsequent cash proceeds that were not theretofore deducted in computing Net Proceeds.

               "NGLIC" means National Group Life Insurance Company.

               "Non-Finance Subsidiary" means any Subsidiary which is not a Sub-Prime Auto Loan Company or a Green Tree Entity.

               "Non-Insurance Subsidiary" means any Subsidiary which is not an Insurance Subsidiary.

               "Notes" means the Committed Loan Notes and the Swing Line Note.

               "Notice of Borrowing" means a notice in substantially the form of Exhibit B.

               "Notice of Conversion/Continuation" means a notice in substantially the form of Exhibit C.

               "Obligations" means all advances, debts, liabilities, obligations, covenants and duties for the payment of money arising under any Loan Document owing by the Company to any Bank, the Agent, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

               "Offshore Rate" means, for any Interest Period, with respect to Offshore Rate Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/100th of 1%, if not a multiple of 1/16th of 1%) determined by the Agent as follows:

          Offshore Rate =      IBOR
                          ---------------
                                          1.00 - Eurodollar Reserve Percentage

          Where,

                    "Eurodollar Reserve Percentage" means for any day for any
               Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%, if not a multiple of 1/16th of 1%) in effect on such day (whether or not applicable to any Bank) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"); and

                    "IBOR" means the rate of interest per annum determined by
               the Agent as the rate at which dollar deposits in the approximate amount of, in the case of Offshore Rate Bid Loans, the Offshore Rate Bid Loans to be borrowed in such Bid Loan Borrowing, and, in the case of Offshore Rate Committed Loans, the Offshore Rate Committed Loan to be made by the Agent, would be offered by BofA's Grand Cayman Branch, Grand Cayman B.W.I. (or such other office as may be designated for such purpose by BofA) to prime international banks in the offshore dollar market at their request at approximately 10:00 a.m. (Chicago time) two Business Days prior to the commencement of such Interest Period.

                    The Offshore Rate shall be adjusted automatically as to all
               Offshore Rate Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

               "Offshore Rate Auction" means a solicitation of Competitive Bids setting forth an Offshore Rate Bid Margin pursuant to Section 2.08.

               "Offshore Rate Bid Loan" means any Bid Loan that bears interest at a rate based upon the Offshore Rate.

               "Offshore Rate Bid Margin" has the meaning specified in subsection 2.08(c)(ii)(C).

               "Offshore Rate Committed Loan" means any Committed Loan that bears interest based on the Offshore Rate.

               "Offshore Rate Loan" means any Offshore Rate Bid Loan or any Offshore Rate Committed Loan.

               "Organization Documents" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

               "Originator" has the meaning specified in subsection 10.08(d).

               "Other Taxes" means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

               "Participant" has the meaning specified in subsection 10.08(d).

               "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

               "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

               "Permitted Liens" has the meaning specified in Section 7.02.

               "Permitted Swap Obligations" means all obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under Swap Contracts, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a "market view;" and (b) such Swap Contracts do not contain any provision ("walk-away" provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.

               "Permitted Transactions" means (a) mortgage-backed security transactions in which an investor sells mortgage collateral, such as securities issued by the Government National Mortgage Association and the Federal Home Loan Mortgage Corporation for delivery in the current month while simultaneously contracting to repurchase "substantially the same" (as determined by the Public Securities Association and GAAP) collateral for a later settlement, (b) transactions in which an investor lends cash to a primary dealer and the primary dealer collateralizes the borrowing of the cash with certain securities, (c) transactions in which an investor lends securities to a primary dealer and the primary dealer collateralizes the borrowing of the securities with cash collateral, (d) transactions in which an investor makes loans of securities to a broker-dealer under an agreement requiring such loans to be continuously secured by cash collateral or United States government securities, (e) transactions in which a federal home loan mortgage bank (a "FHLMB") makes loans to the Company, which are sufficiently secured by appropriate assets of the Company consisting of government agency mortgage-backed securities, in accordance with the rules, regulations and guidelines of such FHLMB for its loan programs, (f) financing transactions in which a Green Tree Entity or a Sub-Prime Auto Loan Company sells or transfers as collateral loans, leases, receivables or installment contracts to a third party while simultaneously contracting to repurchase or reacquire substantially the same assets and (g) the issuance of any Asset Backed Securities by any Green Tree Entity or any Sub-Prime Auto Loan Company.

               "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

               "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

               "PLIC" means Pioneer Life Insurance Company.

               "Pro Rata Share" means, as to any Bank (a) at any time at which the Commitments remain outstanding, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank's Commitment divided by the combined Commitments of all Banks, and (b) after the termination of the Commitments, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of the principal amount of such Bank's outstanding Loans (other than Swing Line Loans and Bid Loans) divided by the aggregate principal amount of the outstanding Loans (other than Swing Line Loans and Bid Loans) of all the Banks.

               "Purchase Money Debt" means Indebtedness incurred by a Person in connection with the purchase of fixed or capital assets by such Person, in which such assets the seller or financier thereof has taken or retained a Lien therein, provided that any such Lien attaches to such assets concurrently with or within one hundred twenty (120) days after the purchase thereof by such Person.

               "Quarterly Statement" means the quarterly statutory financial statement of any Insurance Subsidiary required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements permitted by such insurance commissioner (or such similar authority) to be used for filing quarterly statutory financial statements and shall contain the type of financial information permitted by such insurance commissioner (or such similar authority) to be disclosed therein, together with all exhibits or schedules filed therewith.

               "Reinsurance Agreements" means any agreement, contract, treaty, certificate or other arrangement by which any Insurance Subsidiary agrees to transfer or cede to another insurer all or part of the liability assumed or assets held by it under a policy or policies of insurance or under a reinsurance agreement assumed by it. Reinsurance Agreements shall include, but not be limited to, any agreement, contract, treaty, certificate or other arrangement which is treated as such by the applicable Department.

               "Replacement Bank" has the meaning specified in Section 3.07.

               "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

               "Required Banks" means (a) Banks (other than Defaulted Banks) then holding at least 50.1% of the aggregate amount of the Commitments (calculated excluding the Commitments of Defaulted Banks), or (b) if the Commitments have terminated or expired, Banks then holding at least 50.1% of the aggregate unpaid principal amount of the Loans and participation interests in Swing Line Loans under Section 2.06(d) (calculated excluding the Loans of Defaulted Banks).

               "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

               "Responsible Officer" means the chief executive officer, chief operating officer, chief financial officer or treasurer of the Company, or any other officer having substantially the same authority and responsibility including, with respect to Section 6.01, any vice-president with responsibility for or knowledge of financial matters of the Company.

               "S&P" means Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., together with any Person succeeding thereto by merger, consolidation or acquisition of all or substantially all of its assets, including substantially all of its business of rating securities.

               "SAP" means, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the insurance commissioner (or other similar authority) in the jurisdiction of such Person for the preparation of annual statements and other financial reports by insurance companies of the same type as such Person, which are applicable to the circumstances as of the date of determination.

               "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

               "Significant Subsidiary" means any Subsidiary of the Company with, after the elimination of intercompany accounts, (a) assets which constituted at least 10% of the Company's consolidated total assets, or (b) revenues which constituted at least 10% of the Company's consolidated total revenues, or (c) net earnings which constituted at least 10% of the Company's consolidated total net earnings, all as determined as of the date of the Company's most recently prepared quarterly financial statements for the 12-month period then ended.

               "Single Employer Pension Plan" means a pension plan as such term is defined in section 3(2) of ERISA, other than a multiemployer plan as defined in section 4001(a)(3) of ERISA, to which the Company or any other ERISA Affiliate may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

               "Statutory Carrying Value" means, as to an asset of any Insurance Subsidiary, the value of such asset to be reflected in line 25, page 2, column 1 of the Annual Statement, or an amount determined in a consistent manner for any date other than one as of which an Annual Statement is prepared.

               "Statutory Net Income" means, for any period, the net income of an Insurance Subsidiary determined in accordance with SAP.

               "Sub-Prime Auto Loan Company" means any Person (a) engaged primarily in the business of making, purchasing and/or selling sub-prime automobile loans or (b) which is a holding company engaged primarily in owning Persons described in clause (a) of this definition.

               "Subsidiary" of a Person means any corporation, partnership, limited liability company, limited liability partnership, joint venture, trust, association or other unincorporated organization of which or in which such Person and such Person's Subsidiaries own directly or indirectly more than 50% of (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors, if it is a corporation, (b) the capital interest or partnership interest, if it is a partnership, joint venture or similar entity, (c) the beneficial interest, if it is a trust, association or other unincorporated organization or (d) the membership interest, if it is a limited liability company; provided, that, with respect to any Investment made by the Company in any Person in the ordinary course of business solely for investment purposes, such Person shall not be considered a Subsidiary of the Company for the purposes of this Agreement if such Person is not integral to the business or operations of the Company or any Significant Subsidiary and, by way of illustration only, Schedule
          1.01 sets forth a non-exclusive list of such Persons who are not Subsidiaries of the Company because of the operation of this clause.

               "Surety Instruments" means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

               "Surplus Debentures" means, as to any Insurance Subsidiary, debt securities of such Insurance Subsidiary the proceeds of which are permitted to be included, in whole or in part, as Capital and Surplus of such Insurance Subsidiary as approved and permitted by the applicable Department.

               "Swap Contract" means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

               "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Company based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Bank).

               "Swing Line Commitment" means at any time, the obligation of the Swing Line Bank to make Swing Line Loans pursuant to Section 2.05.

               "Swing Line Bank" means BofA, in its capacity as provider of the Swing Line Loans.

               "Swing Line Loan" means a Loan made by the Swing Line Bank pursuant to Section 2.05.

               "Swing Line Note" has the meaning specified in subsection
          2.02(b).

               "Swing Line Rate" means, for any day, a rate per annum equal to the Federal Funds Rate for such day plus the Applicable Offshore Rate Margin.

               "Syndication Agents" has the meaning specified in the introduction to this Agreement.

               "Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, respectively, taxes imposed on or measured by its net income or receipts with respect to payments received hereunder by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the Agent, as the case may be, is organized or maintains a lending office.

               "Tax Sharing Agreement" means the tax sharing agreement dated February 29, 1989, as amended, among the Company and certain of its Subsidiaries.

               "Termination Date" means September 30, 2003 or such earlier date on which the Commitments are terminated pursuant to Section 8.02.

               "364-Day Credit Agreement" has the meaning specified in Section 10.08.

               "Total Capitalization" means, without duplication, (a) principal and accrued and unpaid interest on all Indebtedness for borrowed money of the Company or any Subsidiary for which the Company or any such Subsidiary, respectively, is directly liable and which is neither a Contingent Obligation nor Indebtedness arising out of a Permitted Transaction plus (b) the Total Shareholders' Equity of the Company plus (c) the minority interests in Subsidiaries recorded on the balance sheet of the Company, determined in accordance with GAAP (but only to the extent such interests are not included in the calculation of amounts specified in clause (a) or (b) immediately above), plus (d) the current market value of debt securities that are convertible into shares of the Company's common stock and have a current market value equal to at least 125% of the principal amount of such convertible securities; provided that (i) the Company or a Wholly-Owned Subsidiary of the Company owns 100% of the Voting Shares of any such Subsidiary or (ii) in the event that less than 100% of the Voting Shares of any such Subsidiary are owned by the Company or one of its Wholly-Owned Subsidiaries, the Company or such Wholly-Owned Subsidiary has guaranteed the Indebtedness of such Subsidiary; provided, further, that "Total Capitalization" shall not include principal and accrued and unpaid interest on (i) Indebtedness of Sub-Prime Auto Loan Companies or (ii) the obligations of any Person in connection with its guaranty of Asset Backed Securities.

               "Total Shareholders' Equity" means the sum of (a) total shareholders' equity of the Company as determined in accordance with GAAP (calculated excluding unrealized gains (losses) of securities as determined in accordance with FAS 115) and (b) the redemption value or liquidation preference (or if less, the purchase price), as applicable, of the Trust Preferred Securities and the Unit Securities.

               "Trust Preferred Securities" means mandatorily redeemable preferred securities (a) issued by one or more Delaware business trusts formed by the Company and (b) guaranteed by the Company, including specifically, "MIPS," "QuIPS," "TOPrS" and

          "TruPS", provided that the aggregate face amount of all Trust Preferred Securities does not exceed the greater of $1,903,745,000 or 15% of Total Capitalization at any time.

               "Type" means a denomination of a Loan as a Base Rate Committed Loan, an Offshore Rate Committed Loan, an Offshore Rate Bid Loan, an Absolute Rate Bid Loan or a Swing Line Loan.

               "Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

               "United States" and "U.S." each means the United States of America.

               "Unit Securities" means investment units comprised of (a) mandatorily redeemable preferred securities (i) issued by one or more Delaware business trusts formed by the Company and (ii) guaranteed by the Company, including specifically, "MIPS," "QuIPS," "TOPrS" and "TruPS," and (b) equity forward contracts for the purchase of common stock of the Company (which forward contracts shall have a settlement date that is earlier than the stated maturity of such preferred securities) collateralized by such preferred securities or government securities in lieu thereof (including, without limitation, principal and interest strips thereof).

               "Voting Shares" means, with respect to any Person, capital stock issued by such Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of any such contingency.

               "Wholly-Owned Subsidiary" means any corporation in which (other than directors' qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case (or, in the case of Persons other than corporations, membership interests or other equity interests), at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

               "WLI" means Wabash Life Insurance Company, a Kentucky insurance corporation.

     1.02 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (c) (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

               (ii) The term "including" is not limiting and means "including without limitation."

               (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

          (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and
     (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

          (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

          (f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Agent or the Banks by way of consent, approval or waiver shall be deemed modified by the phrase "in its/their sole and reasonable discretion."

          (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Company and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Banks or the Agent merely because of the Agent's or Banks' involvement in their preparation.

     1.03 Accounting Principles. (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

          (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.

          (c) References hereto in particular columns, lines or sections of any Person's Annual Statement shall be deemed, where appropriate, to be references to the corresponding column, line or section of such Person's Quarterly Statement, or if no such corresponding column, line or section exists or if any report form changes, then to the corresponding item referenced thereby. In the event the columns, lines or sections of the Annual Statement referenced herein are changed or renumbered from the columns, lines and sections applicable to the 1997 Annual Statement, all such references shall be deemed references to such column, line or section as so renumbered or changed.

                                   ARTICLE II

                                   THE CREDITS

     2.01 Amounts and Terms of Commitments. Each Bank severally agrees, on the terms and conditions set forth herein, to make loans to the Company from time to time on any Business Day during the period from the Closing Date to the Termination Date, in an aggregate amount not to exceed at any time outstanding the amount set forth on Schedule 2.01 (such amount, as the same may be reduced under Section 2.09 or as a result of one or more assignments under Section 10.08, the Bank's "Commitment"); provided, however, that, after giving effect to any Committed Borrowing, the aggregate principal amount of all outstanding Loans, including Swing Line Loans and Bid Loans, shall not at any time exceed the combined Commitments. Within the limits of each Bank's Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.01, prepay under Section 2.10 and reborrow under this Section 2.01.

     2.02 Notes; Loan Accounts. (a) The Loans made by each Bank shall be evidenced by one or more loan accounts or records maintained by such Bank in the ordinary course of business. The loan accounts or records maintained by the Agent and each Bank shall be presumptive evidence of the amount of the Loans made by the Banks to the Company and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans.

          (b) Upon the request of any Bank made through the Agent, instead of or in addition to loan accounts, the Committed Loans made by each Bank may be evidenced by one or more notes in substantially the form of Exhibit E hereto ("Committed Loan Notes") and the Swing Line Loans made by the Swing Line Bank may be evidenced by a note in substantially the form of Exhibit D hereto (the "Swing Line Note"). Each Bank shall endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Company with respect thereto. Each such Bank is irrevocably authorized by the Company to endorse its Committed Loan Note(s) or Swing Line Note, as applicable, and each Bank's record shall be conclusive absent demonstrable error; provided, however, that the failure of a Bank to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Company hereunder or under any such Committed Loan Note or Swing Line Note to such Bank.

     2.03 Procedure for Committed Borrowing. (a) Each Committed Borrowing shall be made upon the Company's irrevocable written notice (or telephonic notice followed promptly by facsimile transmission) delivered to the Agent in the form of a Notice of Borrowing (which notice must be received by the Agent prior to (i) 10:00 a.m. (Chicago time) three Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Committed Loans, and (ii) 9:00 a.m. (Chicago time) on the requested Borrowing Date, in the case of Base Rate Committed Loans), signed by a Responsible Officer and specifying:

                    (A) the amount of the Committed Borrowing, which shall be
               (i) in an aggregate minimum amount of $5,000,000 or any multiple of $1,000,000 in excess thereof for Base Rate Committed Loans and (ii) in an aggregate amount of $10,000,000 or in multiples of $1,000,000 in excess thereof for Offshore Rate Committed Loans;

                    (B) the requested Borrowing Date, which shall be a Business
               Day;

                    (C) the Type of Loans comprising the Committed Borrowing;
               and

                    (D) the duration of the Interest Period applicable to such
               Committed Loans included in such notice. If the Notice of Committed Borrowing fails to specify the duration of the Interest Period for any Committed Borrowing comprised of Offshore Rate Committed Loans, such Interest Period shall be three months.

          (b) The Agent will promptly notify each Bank of its receipt of any Notice of Borrowing and of the amount of such Bank's Pro Rata Share of that Committed Borrowing.

          (c) Each Bank will make the amount of its Pro Rata Share of each Committed Borrowing available to the Agent for the account of the Company at the Agent's Payment Office by 1:00 p.m. (Chicago time) on the Borrowing Date requested by the Company in funds immediately available to the Agent. The proceeds of all such Committed Loans will then be made available to the Company by the Agent at such office by wire transfer of such proceeds to such account as the Company may designate in writing in like funds as received by the Agent.

          (d) After giving effect to any Committed Borrowing, unless the Agent shall otherwise consent, there may not be more than twenty (20) different Interest Periods in effect in respect of all Committed Loans and Bid Loans and all "Committed Loans" and "Bid Loans" (as such terms are defined in the 364-Day Credit Agreement) together then outstanding.

     2.04 Conversion and Continuation Elections for Committed Borrowings. (a) The Company may, upon irrevocable written notice to the Agent in accordance with subsection 2.04(b):

               (i) elect, as of any Business Day, in the case of Base Rate Committed Loans, or as of the last day of the applicable Interest Period, in the case of Offshore Rate Committed Loans, to convert any such Committed Loans (or any part thereof in an amount not less than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into Committed Loans of any other Type; or

               (ii) elect, as of the last day of the applicable Interest Period, to continue any Committed Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof);

provided, that if at any time the aggregate amount of Offshore Rate Committed Loans in respect of any Committed Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $5,000,000, such Offshore Rate Committed Loans may, upon written notice by the Company delivered to the Agent and the Swing Line Bank concurrent with its notice of prepayment and compliance with Section 2.06, be converted into Swing Line Loans, or, in the absence of such a conversion, shall automatically convert into Base Rate Committed Loans, and on and after such date the right of the Company to continue such Committed Loans as, and convert such Committed Loans into, Offshore Rate Committed Loans shall terminate.

          (b) The Company shall deliver a written Notice of Conversion/Continuation (which notice must be received by the Agent not later than (i) 12:00 noon (Chicago time) three Business Days in advance of the Conversion/Continuation Date, if the Committed Loans are to be converted into or continued as Offshore Rate Committed Loans and (ii) one Business Day in advance of the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Committed Loans) signed by a Responsible Officer and specifying:

                    (A) the proposed Conversion/Continuation Date;

                    (B) the aggregate amount of Committed Loans to be converted or continued;

                    (C) the Type of Committed Loans resulting from the proposed conversion or continuation; and

                    (D) in the case of conversions into Offshore Rate Committed
               Loans, the duration of the requested Interest Period.

          (c) Subject to the following sentence, if by 12:00 noon (Chicago time) on the third Business Day prior to the expiration of any Interest Period applicable to Offshore Rate Committed Loans, the Company has failed to select a new Interest Period to be applicable to such Offshore Rate Committed Loans, or if any Default or Event of Default then exists, the Company shall be deemed to have elected to convert such Offshore Rate Committed Loans into Base Rate Committed Loans effective as of the expiration date of such Interest Period.

          (d) The Agent will promptly notify each Bank of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Company, the Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Committed Loans with respect to which the notice was given by each Bank.

          (e) Unless the Required Banks otherwise consent, during the existence of a Default or Event of Default, the Company may not elect to have a Committed Loan converted into or continued as an Offshore Rate Committed Loan.

          (f) After giving effect to any conversion or continuation of Committed Loans, unless the Agent shall otherwise consent, there may not be more than twenty (20) different Interest Periods in effect in respect of all Committed Loans and Bid Loans and all "Committed Loans" and "Bid Loans" (as such terms are defined in the 364-Day Credit Agreement) together then outstanding.

     2.05 The Swing Line Loans. Subject to the terms and conditions hereof, the Swing Line Bank agrees to make Swing Line Loans to the Company from time to time prior to the Termination Date in an aggregate principal amount at any one time outstanding not to exceed $100,000,000; provided that, after giving effect to any such Swing Line Loan, the aggregate principal amount of all outstanding Loans at such time would not exceed the combined Commitments at such time. Prior to the Termination Date, the Company may use the Swing Line Commitment by borrowing, prepaying the Swing Line Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Each Swing Line Loan shall be due and payable with accrued interest upon the earlier of the Termination Date and the date seven Business Days from the date of advance thereof. All Swing Line Loans shall bear interest at the Swing Line Rate and shall not be entitled to be converted into Loans that bear interest at any other rate.

     2.06 Procedure for Swing Line Loans. (a) The Company may borrow under the Swing Line Commitment on any Business Day until the Termination Date; provided that the Company shall give the Swing Line Bank irrevocable written notice (or telephonic notice followed promptly by facsimile transmission) signed by a Responsible Officer (which notice must be received by the Swing Line Bank prior to 11:00 a.m. (Chicago time)) with a copy to the Agent specifying the amount of the requested Swing Line Loan, which shall be in a minimum amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. The proceeds of the Swing Line Loan will be made available by the Swing Line Bank to the Company in immediately available funds at the office of the Swing Line Bank by 2:00 p.m. (Chicago time) on the date of such notice. The Company may at any time and from time to time, prepay any Swing Line Loan (together with accrued interest thereon) in whole or in part, without premium or penalty, by notifying the Swing Line Bank prior to 11:00 a.m. (Chicago time) on any Business Day of the date and amount of prepayment with a copy to the Agent. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayments shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.

          (b) If any Swing Line Loan shall remain outstanding at 9:00 a.m. (Chicago time) on the seventh Business Day following the date of such Swing Line Loan and if by such time on such seventh Business Day the Agent shall have received neither (i) a Notice of Borrowing delivered by the Company pursuant to
Section 2.03 requesting that Loans be made pursuant to Section 2.01 on the immediately succeeding Business Day in an amount at least equal to the principal amount of such Swing Line Loan nor (ii) any other notice satisfactory to the Agent indicating the Company's intent to repay such Swing Line Loan on or before the immediately succeeding Business Day with funds obtained from other sources, then on such seventh Business Day, the Swing Line Bank shall (and on any Business Day the Swing Line Bank in its sole discretion may), on behalf of the Company (which hereby irrevocably directs the Swing Line Bank to act on its behalf) request the Agent to notify each Bank to make a Base Rate Committed Loan in an amount equal to such Bank's Pro Rata Share of (A) in the case of such a request which is required to be made, the amount of the relevant Swing Line Loan and (B) in the case of such a discretionary request, the aggregate principal amount of the Swing Line Loans outstanding on the date such notice is given. Unless any of the events described in subsection 8.01(f) or (g) shall have occurred with respect to the Company (in which event the procedures of paragraph
(d) of this Section 2.06 shall apply) each Bank shall make the proceeds of its Loan available to the Agent for the account of the Swing Line Bank at the Agent's Payment Office in funds immediately available prior to 11:00 a.m. (Chicago time) on the Business Day next succeeding the date such notice is given. The proceeds of such Loans shall be immediately applied to repay the outstanding Swing Line Loans. Effective on the day such Loans are made, the portion of the Swing Line Loans so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note. The Company shall pay to the Swing Line Bank, promptly following the Swing Line Bank's demand, the amount of its outstanding Swing Line Loans to the extent amounts received from the Banks are not sufficient to repay in full such outstanding Swing Line Loans.

          (c) Notwithstanding anything herein to the contrary, the Swing Line Bank (i) shall not be obligated to make any Swing Line Loan if the conditions set forth in Article IV (treating Swing Line Loans as Borrowings) have not been satisfied and (ii) shall not make any requested Swing Line Loan if, prior to 1:00 p.m. (Chicago time) on the date of such requested Swing Line Loan, it has received a written notice from the Agent or any Bank directing it not to make further Swing Line Loans because one or more of the conditions specified in
Article IV (treating Swing Line Loans as Borrowings) are not then satisfied.

          (d) If prior to the making of a Loan required to be made by subsection 2.06(b) an Event of Default described in subsection 8.01(f) or 8.01(g) shall have occurred and be continuing with respect to the Company, each Bank will, on the date such Loan was to have been made pursuant to the notice described in subsection 2.06(b), purchase an undivided participating interest in the outstanding Swing Line Loans in an amount equal to its Pro Rata Share of the aggregate principal amount of Swing Line Loans then outstanding. Each Bank will immediately transfer to the Agent for the benefit of the Swing Line Bank, in immediately available funds, the amount of its participation.

          (e) Whenever, at any time after a Bank has purchased a participating interest in a Swing Line Loan, the Swing Line Bank receives any payment on account thereof, the Swing Line Bank will distribute to the Agent for delivery to each Bank its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank's participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Line Bank is required to be returned, such Bank will return to the Agent for delivery to the Swing Line Bank any portion thereof previously distributed by the Swing Line Bank to it.

          (f) Each Bank's obligation to make the Loans referred to in subsection 2.06(b) and to purchase participating interests pursuant to subsection 2.06(d) shall be absolute and unconditional and shall not be affected by any circumstance including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Bank or the Company may have against the Swing Line Bank, the Company or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of the Company, (iv) any breach of this Agreement or any other Loan Document by the Company, any Subsidiary or any other Bank except for a breach by the Swing Line Bank of Section 2.06(c), or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

     2.07 Bid Borrowings. In addition to Committed Borrowings pursuant to
Section 2.01, each Bank severally agrees that the Company may, as set forth in
Section 2.08, from time to time prior to the Termination Date request the Banks to submit offers to make Bid Loans to the Company; provided, however, that the Banks may, but shall have no obligation to, submit such offers and the Company may, but shall have no obligation to, accept any such offers; and provided, further, that at no time shall (a) the outstanding aggregate principal amount of all Bid Loans made by all Banks, plus the outstanding aggregate principal amount of all Committed Loans made by all Banks, plus the outstanding aggregate principal amount of all Swing Line Loans made by the Swing Line Bank exceed the combined Commitments; or (b) the number of Interest Periods for Bid Loans, Committed Loans, "Bid Loans" (as defined in the 364-Day Credit Agreement) and "Committed Loans" (as defined in the 364-Day Credit Agreement) then outstanding exceeds twenty (20).

     2.08 Procedure for Bid Borrowings. (a) When the Company wishes to request the Banks to submit offers to make Bid Loans hereunder, it shall transmit to the Agent by telephone call followed promptly by facsimile transmission a notice in substantially the form of Exhibit H (a "Competitive Bid Request") so as to be received no later than 11:00 a.m. (Chicago time) (x) four Business Days prior to the date of a proposed Bid Borrowing in the case of an Offshore Rate Auction, or
(y) two Business Days prior to the date of a proposed Bid Borrowing in the case of an Absolute Rate Auction, specifying:

          (i) the date of such Bid Borrowing, which shall be a Business Day;

          (ii) the aggregate amount of such Bid Borrowing, which shall be a minimum amount of $10,000,000 or in multiples of $1,000,000 in excess thereof;

          (iii) whether the Competitive Bids requested are to be for Offshore Rate Bid Loans or Absolute Rate Bid Loans or both; and

          (iv) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of "Interest Period" herein.

Subject to subsection 2.08(c), the Company may not request Competitive Bids for more than four Interest Periods in a single Competitive Bid Request and may not request Competitive Bids more than once in any period of five Business Days.

          (b) Upon receipt of a Competitive Bid Request, the Agent will promptly send to the Banks by facsimile transmission an Invitation for Competitive Bids, which shall constitute an invitation by the Company to each Bank to submit Competitive Bids offering to make the Bid Loans to which such Competitive Bid Request relates in accordance with this Section 2.08.

          (c) (i) Each Bank may at its discretion submit a Competitive Bid containing an offer or offers to make Bid Loans in response to any Invitation for Competitive Bids. Each Competitive Bid must comply with the requirements of this subsection 2.08(c) and must be submitted to the Agent by facsimile transmission at the Agent's office for notices set forth on the signature pages hereto not later than (1) 8:30 a.m. (Chicago time) three Business Days prior to the proposed date of Borrowing, in the case of an Offshore Rate Auction or (2) 8:30 a.m. (Chicago time) on the proposed date of Borrowing, in the case of an Absolute Rate

Auction; provided that Competitive Bids submitted by the Agent (or any Affiliate of the Agent) in the capacity of a Bank may be submitted, and may only be submitted, if the Agent or such Affiliate notifies the Company of the terms of the offer or offers contained therein not later than (A) 8:15 a.m. (Chicago time) three Business Days prior to the proposed date of Borrowing, in the case of an Offshore Rate Auction or (B) 8:15 a.m. (Chicago time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction.

               (ii) Each Competitive Bid shall be in substantially the form of
          Exhibit I, specifying therein:

                    (A) the proposed date of Borrowing;

                    (B) the principal amount of each Bid Loan for which such
               Competitive Bid is being made, which principal amount (x) may be equal to, greater than or less than the Commitment of the quoting Bank, (y) must be $10,000,000 or in multiples of $1,000,000 in excess thereof, and (z) may not exceed the principal amount of Bid Loans for which Competitive Bids were requested;

                    (C) in case the Company elects an Offshore Rate Auction, the margin above or below Offshore Rate (the "Offshore Rate Bid Margin") offered for each such Bid Loan, expressed in multiples of 1/1000th of one basis point to be added to or subtracted from the applicable Offshore Rate and the Interest Period applicable thereto;

                    (D) in case the Company elects an Absolute Rate Auction, the rate of interest per annum expressed in multiples of 1/1000th of one basis point (the "Absolute Rate") offered for each such Bid Loan; and

                    (E) the identity of the quoting Bank.

A Competitive Bid may contain up to three separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Competitive Bids.

               (iii) Any Competitive Bid shall be disregarded if it:

                    (A) is not substantially in conformity with Exhibit I or
               does not specify all of the information required by subsection
               (c)(ii) of this Section;

                    (B) contains qualifying, conditional or similar language;

                    (C) proposes terms other than or in addition to those set
               forth in the applicable Invitation for Competitive Bids; or

                    (D) arrives after the time set forth in subsection (c)(i) of this Section.

          (d) Promptly on receipt and not later than 9:00 a.m. (Chicago time) three Business Days prior to the proposed date of Borrowing in the case of an Offshore Rate Auction, or 9:00 a.m. (Chicago time) on the proposed date of Borrowing, in the case of an Absolute Rate

Auction, the Agent will notify the Company of the terms (i) of any Competitive Bid submitted by a Bank that is in accordance with subsection 2.08(c), and (ii) of any Competitive Bid that amends, modifies or is otherwise inconsistent with a previous Competitive Bid submitted by such Bank with respect to the same Competitive Bid Request. Any such subsequent Competitive Bid shall be disregarded by the Agent unless such subsequent Competitive Bid is submitted solely to correct a manifest error in such former Competitive Bid and only if received within the times set forth in subsection 2.08(c). The Agent's notice to the Company shall specify (1) the aggregate principal amount of Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Request; and (2) the respective principal amounts and Offshore Rate Bid Margins or Absolute Rates, as the case may be, so offered. Subject only to the provisions of Sections 3.02, 3.05 and 4.02 hereof and the provisions of this subsection 2.08(d), any Competitive Bid shall be irrevocable except with the written consent of the Agent given on the written instructions of the Company.

          (e) Not later than 9:30 a.m. (Chicago time) three Business Days prior to the proposed date of Borrowing, in the case of an Offshore Rate Auction, or 9:30 a.m. (Chicago time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction, the Company shall notify the Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection 2.08(d). The Company shall be under no obligation to accept any offer and may choose to reject all offers. In the case of acceptance, such notice shall specify the aggregate principal amount of offers for each Interest Period that is accepted. The Company may accept any Competitive Bid in whole or in part; provided that:

          (i) the aggregate principal amount of each Bid Borrowing may not exceed the applicable amount set forth in the related Competitive Bid Request;

          (ii) the principal amount of each Bid Borrowing must be $10,000,000 or in any multiple of $1,000,000 in excess thereof;

          (iii) acceptance of offers may only be made on the basis of ascending Offshore Rate Bid Margins or Absolute Rates within each Interest Period, as the case may be; and

          (iv) the Company may not accept any offer that is described in subsection 2.08(c)(iii) or that otherwise fails to comply with the requirements of this Agreement.

          (f) If offers are made by two or more Banks with the same Offshore Rate Bid Margins or Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Bid Loans in respect of which such offers are accepted shall be allocated by the Agent among such Banks as nearly as possible (in such multiples, not less than $1,000,000, as the Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determination by the Agent of the amounts of Bid Loans to be allocated among such Banks shall be conclusive in the absence of demonstrable error.

          (g) (i) The Agent will promptly notify each Bank having submitted a Competitive Bid if its offer has been accepted and, if its offer has been accepted, of the amount of the Bid Loan or Bid Loans to be made by it on the date of the Bid Borrowing.

          (ii) If, on or prior to the proposed date of Borrowing, the Commitments have not been terminated and if, on such proposed date of Borrowing all applicable conditions to funding referenced in Sections 3.02,
     3.05 and 4.02 hereof are satisfied, each Bank which has received notice pursuant to subsection 2.08(g)(i) that its Competitive Bid has been accepted shall make the amounts of such Bid Loans available to the Agent for the account of the Company at the Agent's Payment Office, by 2:00 p.m. (Chicago time) on such date of Bid Borrowing, in funds immediately available to the Agent for the account of the Company at the Agent's Payment Office.

          (iii) Promptly following each Bid Borrowing, the Agent shall notify each Bank of the ranges of bids submitted and the highest and lowest Bids accepted for each Interest Period requested by the Company and the aggregate amount borrowed pursuant to such Bid Borrowing.

          (iv) From time to time, the Company and the Banks shall furnish such information to the Agent as the Agent may request relating to the making of Bid Loans, including the amounts, interest rates, dates of borrowings and maturities thereof, for purposes of the allocation of amounts received from the Company for payment of all amounts owing hereunder.

          (h) Nothing in this Section 2.08 shall be construed as a right of first offer in favor of the Banks or to otherwise limit the ability of the Company to request and accept credit facilities from any Person (including any of the Banks), provided that no Default or Event of Default would otherwise arise or exist as a result of the Company executing, delivering or performing under such credit facilities.

     2.09 Voluntary Termination or Reduction of Commitments. (a) The Company may, upon not less than three (3) Business Days' prior notice to the Agent, terminate the Commitments, or permanently reduce the Commitments by an aggregate minimum amount of $10,000,000 or any multiple of $1,000,000 in excess thereof unless, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, the then-outstanding principal amount of all Loans would exceed the amount of the combined Commitments then in effect. Once reduced in accordance with this Section 2.09, the Commitments may not be increased. Any reduction of the Commitments shall be applied to each Bank according to its Pro Rata Share. All facility fees relating to the reduced Commitments which accrued to, but not including the effective date of any reduction or termination of Commitments, shall be paid on the effective date of such reduction or termination.

          (b) At no time shall the Swing Line Commitment exceed the combined Commitments, and any reduction of the combined Commitments which reduces the combined Commitments below the then-current amount of the Swing Line Commitment shall result in an automatic corresponding reduction of the Swing Line Commitment to the amount of the combined Commitments, as so reduced, without any action on the part of the Swing Line Bank.

At no time shall the Swing Line Commitment exceed the Commitment of the Swing Line Bank, and any reduction of the combined Commitments which reduces the Commitment of the Swing Line Bank below the then-current amount of the Swing Line Commitment shall result in an automatic corresponding reduction of the Swing Line Commitment to the amount of the Commitment of the Swing Line Bank, as so reduced, without any action on the part of the Swing Line Bank.

     2.10 Optional Prepayments. (a) Subject to Section 3.04, the Company may, at any time or from time to time, upon not less than three (3) Business Days' irrevocable notice to the Agent, in respect of Offshore Rate Committed Loans, and in respect of Base Rate Committed Loans, by not later than 11:00 a.m. (Chicago time) on the prepayment date, ratably prepay Committed Loans in whole or in part, in minimum amounts of $3,000,000 or any multiple of $1,000,000 in excess thereof. Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid. The Agent will promptly notify each Bank of its receipt of any such notice, and of such Bank's Pro Rata Share of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together, in the case of Offshore Rate Loans, with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 3.04.

          (b) Bid Loans may not be voluntarily prepaid other than with the consent of the applicable Bid Loan Lender.

     2.11 Repayment.

          (a) Committed Loans. The Company shall repay to the Banks on the Termination Date the aggregate principal amount of Committed Loans outstanding on such date.

          (b) Bid Loans. The Company shall repay each Bid Loan on the last day of the relevant Interest Period for such Bid Loan.

          (c) Swing Line Loans. Swing Line Loans shall be repaid in accordance with Section 2.05.

     2.12 Interest. (a) Each Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Offshore Rate plus the Applicable Offshore Rate Margin or the Base Rate, as the case may be (and subject to the Company's right to convert to other Types of Loans under Section 2.04). Each Bid Loan shall bear interest on the outstanding principal amount thereof from the relevant Borrowing Date at a rate per annum equal to the Offshore Rate plus the Offshore Rate Bid Margin, or at the Absolute Rate, as the case may be.

          (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Offshore Rate Committed Loans pursuant to Section 2.10 for the portion of the Committed Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Agent at the request or with the consent of the Required Banks.

          (c) Notwithstanding Section 2.04 or subsection (a) of this Section 2.12, upon the occurrence and during the continuance of an Event of Default under Section 8.01(a) hereof, the Company agrees to pay interest on such unpaid principal or other amount, from the date such amount becomes due until the date such amount is paid in full, and after as well as before any entry of judgment thereon to the extent permitted by law, payable on demand, at a fluctuating rate per annum equal to the Base Rate plus 2.0% (the "Default Rate"); provided, however, that the Company agrees to pay interest on the principal amount of all outstanding Obligations at the Default Rate on any date on which an Event of Default continues under Section 8.01(c) with respect to the Company's failure to perform or observe any term, covenant or agreement contained in Section 7.08 or
7.09 hereof as well as under Section 8.01(a).

          (d) Anything herein to the contrary notwithstanding, the obligations of the Company to any Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder to the extent (but only to the extent) that contracting for or receiving such payment by such Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Bank, and in such event the Company shall pay such Bank interest at the highest rate permitted by applicable law.

     2.13 Fees. (a) Agency Fees. The Company shall pay such fees to BofA, the Agent, and the Arranger, as are required by the letter agreement ("Fee Letter") among the Company, the Arranger and the Agent dated July 21, 1998.

          (b) Facility Fees. The Company shall pay to the Agent for the account of each Bank a facility fee on the amount of such Bank's Commitment (regardless of usage) in an amount equal to the Applicable Facility Fee Rate times such Commitment amount, as calculated by the Agent. Such facility fee shall accrue from the Closing Date to the Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter commencing on September 30, 1998 through the Termination Date, with the final payment to be made on the Termination Date. The facility fees provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Article IV are not met.

          (c) Utilization Fees. The Company shall pay to the Agent for the account of each Bank a utilization fee for each day Utilization is greater than 50%, payable in arrears on the last Business Day of each calendar quarter based on the Utilization for each day during such quarter as calculated by the Agent. The utilization fee for any day shall be an amount equal to 0.05% per annum times the actual outstanding principal balance of such Bank's Committed Loans on such day. For the purposes hereof, "Utilization" means, for any day, a percentage equal to the actual aggregate principal amount of Loans under this Agreement and under the 364-Day Credit Agreement (including Bid Loans and Swing Line Loans for the purposes of determining if Utilization is greater than 50% for a particular day, but excluding Bid Loans and Swing Line Loans for the purposes of determining the amount of any utilization fee to be paid) outstanding during each day, divided by the combined Commitments under this Agreement and under the 364-Day Credit Agreement as of the end of such day.

          (d) Bid Auction Fee. The Company shall pay to the Agent for its own account a bid auction fee of $2,000 upon each submission to the Agent of a Competitive Bid Request.

     2.14 Computation of Fees and Interest. (a) All computations of interest for Base Rate Committed Loans when the Base Rate is determined by BofA's "reference rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

          (b) Each determination of an interest rate by the Agent shall be conclusive and binding on the Company and the Banks in the absence of demonstrable error. The Agent will, at the request of the Company or any Bank, deliver to the Company or the Bank, as the case may be, a statement showing the quotations used by the Agent in determining any interest rate and the resulting interest rate.

     2.15 Payments by the Company. (a) All payments to be made by the Company shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Company shall be made to the Agent for the account of the Banks at the Agent's Payment Office, and shall be made in dollars and in immediately available funds, no later than 2:00 p.m. (Chicago time) on the date specified herein. The Agent will promptly distribute to each Bank its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Agent later than 2:00 p.m. (Chicago time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

          (b) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

          (c) Unless the Agent receives notice from the Company prior to the date on which any payment is due to the Banks that the Company will not make such payment in full as and when required, the Agent may assume that the Company has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Company has not made such payment in full to the Agent, each Bank shall repay to the Agent on demand such amount distributed to such Bank, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Bank until the date repaid.

     2.16 Payments by the Banks to the Agent. (a) Unless the Agent receives notice from a Bank on or prior to the Closing Date or, with respect to any Committed Borrowing after the Closing Date, at least one Business Day prior to the date of such Committed Borrowing, that such Bank will not make available as and when required hereunder to the Agent for the account of the Company the amount of that Bank's Pro Rata Share of the Committed Borrowing, the Agent may assume that each Bank has made such amount available to the Agent in immediately available funds on the Borrowing Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Company such amount, that Bank shall on the Business Day following such Borrowing Date make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Agent submitted to any Bank with respect to amounts owing under this subsection (a) shall be conclusive, absent demonstrable error. If such amount is so made available, such payment to the Agent shall constitute such Bank's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the Borrowing Date, the Agent will notify the Company of such failure to fund and, upon demand by the Agent, the Company shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Committed Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Committed Loans comprising such Committed Borrowing.

          (b) The failure of any Bank to make any Committed Loan on any Borrowing Date shall not relieve any other Bank of any obligation hereunder to make a Committed Loan on such Borrowing Date, but no Bank shall be responsible for the failure of any other Bank to make the Committed Loan to be made by such other Bank on any Borrowing Date.

     2.17 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Committed Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Bank shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Banks such participations in the Committed Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank's ratable share (according to the proportion of (i) the amount of such paying Bank's required repayment to
(ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Company agrees that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.10) with respect to such participation as fully as if such Bank were the direct creditor of the Company in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of demonstrable error) of participations purchased under this Section 2.17 and will in each case notify the Banks following any such purchases or repayments.

                                   ARTICLE III

                     TAXES, YIELD PROTECTION AND ILLEGALITY

     3.01 Taxes. (a) Any and all payments by the Company to any Bank or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Company shall pay all Other Taxes.

          (b) If the Company shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, then:

               (i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.01), such Bank or the Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

               (ii) the Company shall make such deductions and withholdings;

               (iii) the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

               (iv) the Company shall also pay to each Bank or the Agent, at the time interest is paid, Further Taxes in the amount that the respective Bank or the Agent specifies as necessary to preserve the after-tax yield the Bank or the Agent would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

          (c) The Company agrees to indemnify and hold harmless each Bank and the Agent for the full amount of Taxes, Other Taxes, and Further Taxes in the amount that the respective Bank or the Agent specifies as necessary to preserve the after-tax yield the Bank or the Agent would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Bank or the Agent makes written demand therefor. If any Bank receives a refund in respect of any Taxes, Other Taxes or Further Taxes as to which it has been indemnified by the Company or with respect to which the Company (or any Person on behalf of the Company) has paid additional amounts pursuant to this Section 3.01, it shall promptly repay such refund to the Company (but only to the extent of indemnity payments made, or additional amounts paid, by the Company (or such Person acting on behalf of the Company) under this Section 3.01 with respect to the Taxes, Other Taxes or Further Taxes giving rise to such refund), net of all out-of-pocket expenses of such Bank or the Agent, as the case may be; provided, that the Company, upon the request of such Bank or the Agent, agrees to return such refund (together with any penalties, interest or other charges due in connection therewith to the appropriate taxing authority or other Governmental Authority) to such Bank or the Agent in the event such Bank or the Agent is required to pay or to return such refund to the relevant taxing authority or other

Governmental Authority. Nothing contained herein shall require any Bank to disclose its tax records to the Company except for such tax records as relate to Taxes, Other Taxes and Further Taxes as to which it has been indemnified by the Company or with respect to which the Company (or any Person on behalf of the Company) has paid additional amounts pursuant to this Section 3.01.

          (d) Within 30 days after the date of any payment by the Company of any Taxes, Other Taxes or Further Taxes that relate to the Agent or any Bank, the Company shall furnish to each affected Bank or the Agent, as applicable, the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Bank or the Agent.

          (e) If the Company is required to pay any amount to any Bank pursuant to subsection (b) or (c) of this Section 3.01, then such Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change, in the sole judgment of such Bank, is not otherwise disadvantageous to such Bank.

     3.02 Illegality. (a) If any Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to make Offshore Rate Loans, then, on notice thereof by the Bank to the Company through the Agent, any obligation of that Bank to make Offshore Rate Loans (including in respect of any Offshore Rate Bid Loan as to which the Company has accepted such Bank's Competitive Bid, but as to which the Borrowing Date has not arrived) shall be suspended until the Bank notifies the Agent and the Company that the circumstances giving rise to such determination no longer exist.

          (b) If a Bank determines that it is unlawful for such Bank to maintain any Offshore Rate Loan, the Company shall, upon its receipt of notice of such fact and demand from such Bank (with a copy to the Agent), prepay in full such Offshore Rate Loans of that Bank then outstanding, together with interest accrued thereon and amounts required under Section 3.04, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Offshore Rate Loan. If the Company is required to so prepay any Offshore Rate Loan, then concurrently with such prepayment, the Company shall borrow from the affected Bank, in the amount of such prepayment, a Base Rate Committed Loan.

          (c) If the obligation of any Bank to make or maintain Offshore Rate Committed Loans has been so terminated or suspended, the Company may elect, by giving notice to the Bank through the Agent, that all Loans which would otherwise be made by the Bank as Offshore Rate Committed Loans shall be instead Base Rate Committed Loans.

          (d) Before giving any notice to the Agent under this Section 3.02, the affected Bank shall designate a different Lending Office with respect to its Offshore Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Bank, be illegal or otherwise disadvantageous to the Bank.

     3.03 Increased Costs and Reduction of Return. (a) If any Bank determines that, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance by that Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Offshore Rate Committed Loans, then the Company shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.

          (b) If any Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation,
(iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, thirty
(30) days after demand by such Bank to the Company through the Agent, the Company shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase; provided, however, that if any such Bank fails to deliver such demand within 120 days after the date on which an officer of such Bank has actual knowledge of its right to compensation under this Section 3.03(b), then such Bank shall only be entitled to additional compensation for any such increases in capital required from and after the date that is 120 days prior to the date such Bank delivers such demand.

     3.04 Funding Losses. The Company shall reimburse each Bank and hold each Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

          (a) the failure of the Company to make on a timely basis any payment of principal of any Offshore Rate Loan;

          (b) the failure of the Company to borrow, continue or convert a Committed Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

          (c) the failure of the Company to make any prepayment of any Committed Loan in accordance with any notice delivered under Section 2.10;

          (d) the failure of the Company to borrow any Bid Loan as to which a notice of acceptance has been given pursuant to Section 2.08(g)(i);

          (e) the prepayment (including pursuant to Section 2.10) or other payment (including after acceleration thereof) of an Offshore Rate Loan or Absolute Rate Bid Loan on a day that is not the last day of the relevant Interest Period; or

          (f) the automatic conversion under Section 2.04 of any Offshore Rate Committed Loan to a Base Rate Committed Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained, but excluding any administrative fee or other amount chargeable by such Bank for the calculation of such loss. For purposes of calculating amounts payable by the Company to the Banks under this Section 3.04 and under subsection 3.03(a), each Offshore Rate Loan made by a Bank (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the IBOR used in determining the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan is in fact so funded.

     3.05 Inability to Determine Rates. If the Agent determines that for any reason adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, or that the Offshore Rate applicable pursuant to subsection 2.12 for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to the Banks of funding such Loan, the Agent will promptly so notify the Company and each Bank. Thereafter, the obligation of the Banks to make or maintain Offshore Rate Loans, as the case may be, hereunder shall be suspended until the Agent revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such Notice, the Banks shall make, convert or continue the Committed Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Committed Loans shall be made, converted or continued as Base Rate Committed Loans instead of Offshore Rate Loans. Notwithstanding the foregoing, the Agent and each Bank shall take any reasonable actions available to them (including designation of different Lending Offices), consistent with legal and regulatory restrictions, that will avoid the need to take the steps described in this Section 3.05, which will not, in the reasonable judgment of Agent or such Bank, be materially disadvantageous to the Agent, such Bank or the Company, as compared to the steps described in this
Section 3.05.

     3.06 Certificates of Banks. Any Bank claiming reimbursement or compensation under this Article III shall deliver to the Company (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Bank hereunder and such certificate shall be conclusive and binding on the Company in the absence of demonstrable error. Such certificate shall set forth in reasonable detail (in the form of Exhibit J hereto with respect to Offshore Rate Loans and in a form reasonably determined by the applicable Bank with respect to Base Rate Committed Loans) the methodology used in determining the amount payable to the Bank.

     3.07 Substitution of Banks. If a Bank becomes a Defaulted Bank or the Company receives notice from any Bank of a claim for compensation under Section 3.01, 3.02 or 3.03 (each such Bank being referred to as an "Affected Bank"), the Company may: (i) request the Affected Bank to use its best efforts to obtain a replacement bank or financial institution satisfactory to the Company to acquire and assume all or a ratable part of all of such Affected Bank's Loans and Commitment (a "Replacement Bank"); (ii) request one or more of the other Banks to acquire and assume all or part of such Affected Bank's Loans and Commitment; or (iii) designate a Replacement Bank. Any such designation of a Replacement Bank under clause (i) or (iii) shall be subject to the prior written consent of the Agent (which consent shall not be unreasonably withheld).

     3.08 Survival. The agreements and obligations of the Company in this
Article III shall survive the termination of this Agreement and the payment of all other Obligations for a period of one year.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

     4.01 Conditions of Loan Availability. The obligation of each Bank to make its initial Committed Loan, Bid Loan or Swing Line Loan hereunder (including in respect of any Offshore Rate Bid Loan as to which the Company has accepted such Bank's Competitive Bid, but as to which the Borrowing Date has not arrived) is subject to the condition that the Agent shall have received on or before the Closing Date all of the following, in form and substance satisfactory to the Agent and each Bank, and in sufficient copies for each Bank:

          (a) Credit Agreement and Notes. This Agreement executed by each party thereto and any Note requested by any Bank pursuant to Section 2.02(b) executed by the Company;

          (b) Resolutions; Incumbency.

               (i) Copies of the resolutions of the board of directors of the Company authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Company; and

               (ii) A certificate of the Secretary or Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;

          (c) Organization Documents; Good Standing. Each of the following documents:

               (i) the articles or certificate of incorporation of the Company as in effect on the Closing Date, certified by the Secretary of State of its state of incorporation;

               (ii) the bylaws of the Company as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date;

               (iii) a certificate of existence for the Company from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation as of a recent date; and

               (iv) a compliance certificate for each Insurance Subsidiary which is a Significant Subsidiary from the Department of its jurisdiction of domicile as of a recent date.

          (d) Legal Opinions. An opinion of counsel to the Company and addressed to the Agent and the Banks, in form and substance acceptable to the Agent.

          (e) Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses related to this Agreement to the extent then due and payable on the Closing Date, together with Attorney Costs of BofA to the extent invoiced prior to or on the Closing Date, plus such additional amounts of reasonable Attorney Costs as shall constitute BofA's reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and BofA); including any such costs, fees and expenses arising under or referenced in Sections 2.13 and 10.04;

          (f) Certificate. A certificate signed by a Responsible Officer on behalf of the Company, dated as of the Closing Date, stating that:

               (i) the representations and warranties contained in Article V are true and correct on and as of such date, as though made on and as of such date;

               (ii) no Default or Event of Default exists or would result from the making of any Loan hereunder; and

               (iii) no event or circumstance has occurred since December 31, 1997 that has resulted or could reasonably be expected to result in a Material Adverse Effect.

          (g) Approvals. Evidence of the receipt by the Company of any required approvals of the transactions contemplated hereby and by the other Loan Documents from each applicable Governmental Authority;

          (h) Year 2000. The Company shall have delivered to the Agent such information with respect to the Company's efforts to address the year 2000 problem as the Agent may have reasonably requested;

          (i) Existing Indebtedness. The Agent shall have received evidence of repayment of all Indebtedness evidenced by, and termination of all commitments to lend under:

               (i) that certain Credit Agreement, dated as of November 22, 1996, as amended, among the Company, the financial institutions party thereto (the "Existing Lenders"), BofA, as Syndication Agent for the Existing Lenders, First Union National Bank of North Carolina, as Documentation Agent for the Existing Lenders, and NationsBank, N.A. (South), as Administrative Agent for the Existing Lenders;

               (ii) that certain Credit Agreement, dated as of March 25, 1998, between the Company and BofA;

               (iii) that certain Term Loan Promissory Note, dated July 13, 1998, executed by the Company in favor of NationsBank, N.A.; and

               (iv) that certain Credit Agreement, dated as of April 28, 1998, as amended, among Green Tree, the financial institutions party thereto and Morgan Guaranty Trust Company of New York, as Administrative Agent; and

          (j) Other Documents. Such other approvals, opinions, documents or materials as the Agent or any Bank may reasonably request.

     4.02 Conditions to All Loans. The obligation of each Bank to make any Loan to be made by it, and the obligation of any Bank to make any Bid Loan as to which the Company has accepted the relevant Competitive Bid (including its initial Loan) is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

          (a) Notice of Borrowing. As to any Committed Loan, the Agent shall have received a Notice of Borrowing;

          (b) Continuation of Representations and Warranties. The representations and warranties in Article V shall be true and correct on and as of such Borrowing Date with the same effect as if made on and as of such Borrowing Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date); and

          (c) No Existing Default. No Default or Event of Default shall exist or shall result from such Loan or the related Borrowing.

Each Notice of Borrowing, Competitive Bid Request and request for a Swing Line Loan submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice and as of each Borrowing Date, that the conditions in this Section 4.02 are satisfied.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

       The Company represents and warrants to the Agent and each Bank that:

     5.01 Corporate Existence and Power. The Company and each of its
Subsidiaries:

          (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

          (b) has the power and authority and all governmental licenses, authorizations, consents and approvals (i) to own its assets and carry on its business and (ii) to execute, deliver, and perform its obligations under the Loan Documents;

          (c) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

          (d) is in compliance with all Requirements of Law;

except, in each case referred to in clauses (a) and (b)(i) (with respect to Subsidiaries other than Significant Subsidiaries) clause (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     5.02 Corporate Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and each other Loan Document have been duly authorized by all necessary corporate action, and do not and will not:

          (a) contravene the terms of any of the Company's Organization
Documents;

          (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Company is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or its property is subject; or

          (c) violate any Requirement of Law.

except, in each case referred to in clause (b) or clause (c), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     5.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement or any other Loan Document.

     5.04 Binding Effect. This Agreement and the other Loan Documents to which the Company is a party constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

     5.05 Litigation. Except as set forth on Schedule 5.05 or disclosed in the Company's public filings with the SEC made prior to September 1, 1998, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company or its Subsidiaries or any of their respective properties which: (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or (b) could reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

     5.06 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Company. As of the Closing Date, neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 8.01(e).

     5.07 ERISA Compliance.

          (a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law except to the extent that such non-compliance could not reasonably be expected to have a Material Adverse Effect. Each Plan which is intended to qualify under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS and to the knowledge of the Company, nothing has occurred which would cause the loss of such qualification or (ii) with respect to the Plans identified on Schedule 5.07, is in the process of requesting a favorable determination letter from the IRS as to its qualified status, and the Company is not aware of any fact or issue which would cause the IRS to fail to issue a favorable determination letter, except where such non-qualification could not reasonably be expected to have a Material Adverse Effect. The Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan, except where such lack of contribution or application for funding waiver could not reasonably be expected to have a Material Adverse Effect.

          (b) There are no pending or, to the knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.

          (c) Except for occurrences or circumstances which could reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

     5.08 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 6.10 and
Section 7.06. Neither the Company nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. Margin Stock does not constitute more than 25% of the value of the consolidated assets of the Company and its Subsidiaries. None of the transactions contemplated by this Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or regulations issued pursuant thereto, or Regulation T, U or X.

     5.09 Title to Properties. The Company and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title or interests as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.

     5.10 Taxes. The Company and its Subsidiaries have filed all federal tax, Income Tax and other material tax returns and reports required to be filed, and have paid all federal tax, Income Tax and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with SAP or GAAP, as applicable. There is no proposed tax assessment against the Company or any Subsidiary for which a notice of deficiency or similar notice has been issued and which would, if made, have a Material Adverse Effect and for which adequate reserves in accordance with GAAP are not being maintained by the Company or such Subsidiary.

     5.11 Financial Condition. Each of (a) the audited consolidated financial statements of the Company and its Subsidiaries dated December 31, 1997, and the related consolidated statements of income, shareholders' equity and cash flows for the Fiscal Year ended on that date, (b) the unaudited consolidated financial statements of the Company and its Subsidiaries dated June 30, 1998, and the related consolidated statements of income, shareholders' equity and cash flows for the period ended on that date, (c) the December 31, 1997 Annual Statement of each Insurance Subsidiary and (d) the June 30, 1998 Quarterly Statement of each Insurance Subsidiary:

               (i) were prepared in accordance with GAAP or SAP, as applicable, consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject, in the case of such unaudited financial statements, to ordinary, good faith year end audit adjustments;

               (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

               (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

     5.12 Environmental Matters. (a) All facilities and property (including underlying groundwater) owned or leased by the Company or any of its Subsidiaries have been, and continue to be, owned or leased by the Company and its Subsidiaries in material compliance with all Environmental Laws, except where failure to so comply could not be reasonably expected to have a Material Adverse Effect;

          (b) there have been no past, and there are no pending or threatened, Environmental Claims, except where such Environmental Claims could not reasonably be expected to have a Material Adverse Effect;

          (c) there have been no releases of Hazardous Materials at, on or under any property now or previously owned or leased by the Company or any of its Subsidiaries that, individually or in the aggregate, have had, or could reasonably be expected to have, a Material Adverse Effect;

          (d) the Company and each of its Subsidiaries have been issued and are in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary or desirable for their businesses except where failure to comply could not be reasonably expected to have a Material Adverse Effect;

          (e) no property now or previously owned or leased by the Company or any of its Subsidiaries is listed or, to the Company's knowledge, proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up, except where such listing could not be reasonably expected to have a Material Adverse Effect;

          (f) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

          (g) neither the Company nor any of its Subsidiaries has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or, to Company's knowledge, proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, Governmental Authority or local enforcement actions or other investigations which could reasonably be expected to lead to material claims against the Company or any of its Subsidiaries for any remedial work, damage to natural resources or personal injury, including claims under CERCLA, except where such claims could not be reasonably expected to have a Material Adverse Effect;

          (h) there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by the Company or any of its Subsidiaries that, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect; and

          (i) no conditions exist at, on or under any property now or previously owned or leased by the Company or any of its Subsidiaries which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law, except where such liability could not be reasonably expected to have a Material Adverse Effect.

     5.13 Regulated Entities. Except as disclosed on Schedule 5.13, none of the Company, any Person controlling the Company, or any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

     5.14 Subsidiaries. As of the Closing Date, the Company has no Subsidiaries other than those disclosed in Schedule 5.14 hereto and such Subsidiaries of the Company with, after the elimination of intercompany accounts, assets which constitute less than 1% of the Company's consolidated total assets.

     5.15 Insurance Licenses. No License of the Company or any Insurance Subsidiary, the loss of which could reasonably be expected to have a Material Adverse Effect, is the subject of a proceeding for suspension or revocation. To the Company's knowledge, there is no sustainable basis for such suspension or revocation, and no such suspension or revocation has been threatened by any Governmental Authority.

     5.16 Material Adverse Effect. Since December 31, 1997, there has been no Material Adverse Effect.

     5.17 Year 2000 Compliance. The Company has conducted a comprehensive review and assessment of its computer applications with respect to the year 2000 problem (that is, the risk that computer applications may not be able to properly perform date sensitive functions after December 31, 1999). Based on the foregoing review, assessment and inquiry, the Company believes the year 2000 problem will not result in a Material Adverse Effect.

     5.18 Full Disclosure. None of the representations or warranties made by the Company in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company or any Subsidiary pursuant to the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Company to the Banks prior to the Closing Date) in either case, taken as a whole, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

                                   ARTICLE VI

                              AFFIRMATIVE COVENANTS

     So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Required Banks waive compliance in writing:

          6.01 Financial Statements. The Company shall deliver to the Agent and each Bank:

               (a) as soon as available, but not later than 120 days after the end of each Fiscal Year, copies of the audited consolidated balance sheet of the Company and its Subsidiaries and the unaudited consolidating balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of earnings, shareholders' equity and cash flows for such year, setting forth in the case of the audited consolidated statements in comparative form the figures for the previous Fiscal Year, and accompanied by the opinion of PricewaterhouseCoopers or another nationally-recognized independent public accounting firm ("Independent Auditor"), which report shall state that such audited consolidated financial statements present fairly the financial position and result of operations of the Company and its Subsidiaries for the periods indicated in conformity with GAAP applied on a basis consistent with prior years, except as stated therein. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's or any Subsidiary's records;

               (b) as soon as available, but not later than 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, copies of the condensed unaudited consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related condensed unaudited statements of earnings, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end and audit adjustments), the financial position and the results of operations of the Company and the Subsidiaries;

               (c) As soon as available but not later than 75 days after the close of each Fiscal Year of each Insurance Subsidiary, copies of the unaudited Annual Statement of such Insurance Subsidiary, certified by a Responsible Officer of such Insurance Subsidiary, all such statements to be prepared in accordance with SAP consistently applied throughout the periods reflected therein and, if required by the applicable Governmental Authority, audited and certified by independent certified public accountants of recognized national standing;

               (d) As soon as available but not later than 60 days after the close of each of the first three (3) Fiscal Quarters of each Fiscal Year of each Insurance Subsidiary which is a significant Subsidiary (as determined by Agent in its sole discretion), copies of the Quarterly Statement of each of the Insurance Subsidiaries, certified by a Responsible Officer of such Insurance Subsidiary, all such statements to be prepared in accordance with SAP consistently applied through the period reflected herein;

               (e) Within fifteen days after being delivered to any Insurance Subsidiary constituting a Significant Subsidiary, any draft or final Triennial Examination Report issued by the applicable Department or the NAIC that results in material adjustments to the financial statements referred to in subsection
(a), (b) or (c); and

               (f) Within 90 days after the close of each Fiscal Year of each Insurance Subsidiary, a copy of the "Statement of Actuarial Opinion" and "Management Discussion and Analysis" for each such Insurance Subsidiary which is provided to the applicable Department (or equivalent information should such Department no longer require such a statement) as to the adequacy of loss reserves of such Insurance Subsidiary, such opinion to be in the format prescribed by the insurance code of the state of domicile of such Insurance Subsidiary.

          6.02 Certificates; Other Information. The Company shall furnish to the Agent, with sufficient copies for each Bank:

               (a) concurrently with the delivery of the financial statements referred to in subsections 6.01(a) and (b), a Compliance Certificate executed by a Responsible Officer;

               (b) promptly, copies of all Forms 10-K and 10-Q that the Company or any Subsidiary may file with the SEC, and promptly upon the Agent's request, financial statements and reports that the Company sends to its shareholders and copies of all other financial statements and regular, periodic or special reports (including Form 8-K) that the Company or any Subsidiary may make to, or file with, the SEC;

               (c) promptly and in any event within three Business Days after learning thereof, notification of any changes after the date hereof in the rating given by S&P or DCR in respect of the Company's senior unsecured Indebtedness; and

               (d) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Agent, at the request of any Bank, may from time to time reasonably request.

          6.03 Notices. The Company shall promptly notify the Agent:

               (a) of the occurrence of any Default or Event of Default;

               (b) of any matter that has resulted in a Material Adverse Effect, including (i) any breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any Litigation affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws;

               (c) the commencement of, or the occurrence of any development in, any litigation or proceeding (i) which seeks to enjoin, prohibit, discontinue or otherwise impacts the validity or enforceability of this Agreement or any of the other Loan Documents or other transactions contemplated hereby or thereby, or
(ii) which could be reasonably expected to have a Material Adverse Effect.

               (d) of the occurrence of any of the following events affecting the Company or any ERISA Affiliate (but in no event more than 10 days after such event) and deliver to the Agent and each Bank a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:

                    (i) an ERISA Event; or

                    (ii) a material increase in the Unfunded Pension Liabilities of any Pension Plan;

                    (iii) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Company or any ERISA Affiliate; or

                    (iv) the adoption of any amendment to a Plan subject to
          Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability; provided, however that no such notice will be required under this Section 6.03(d) with respect to the occurrence of any such event if such occurrence does not result in, and is not reasonably expected to result in, any liability to the Company of more than $65,000,000 or any liability to any ERISA Affiliate of more than $20,000,000.

               (e) of any material change in accounting policies or financial reporting practices by the Company or any of its Subsidiaries;

               (f) the receipt of any notice from any Governmental Authority of the expiration without renewal, revocation, suspension or restriction of, or the institution of any proceedings to revoke, suspend or restrict, any License now or hereafter held by any Insurance Subsidiary which is required to conduct insurance business in compliance with all applicable laws and regulations and the expiration, revocation or suspension of which could reasonably be expected to have a Material Adverse Effect;

               (g) the receipt of any notice from any Governmental Authority of the institution of any disciplinary proceedings against or in respect of any Insurance Subsidiary, or the issuance of any order, the taking of any action or any request for an extraordinary audit for cause by any Governmental Authority which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

               (h) any judicial or administrative order limiting or controlling the insurance business of any Insurance Subsidiary (and not the insurance industry generally) which has been issued or adopted and which has had, or which could reasonably be expected to have, a Material Adverse Effect; or

               (i) of any actual or proposed changes in any applicable insurance code which could reasonably be expected to have a Material Adverse Effect.

               Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 6.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or reasonably foreseeably will be) breached or violated.

          6.04 Preservation of Corporate Existence, Etc. The Company shall, and shall cause each Significant Subsidiary to (except as permitted by Section 7.03):

               (a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation;

               (b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business, except where such failure to preserve and maintain could not reasonably be expected to have a Material Adverse Effect; and

               (c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill.

          6.05 Insurance. The Company shall maintain, and shall cause each Significant Subsidiary to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

          6.06 Payment of Obligations. The Company shall, and shall cause each Significant Subsidiary to, pay and discharge as the same shall become due and payable, all of the following:

               (a) all material tax liabilities, assessments and governmental charges or levies upon it or its material properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; and

               (b) all material indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

          6.07 Compliance with Laws. The Company shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act and all applicable Environmental
Laws), the noncompliance with which could reasonably be expected to have a Material Adverse Effect, except such as may be contested in good faith or as to which a bona fide dispute may exist.

         6.08 Compliance with ERISA. The Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code, except where such failure to maintain as set forth in (a) or (b) or to make contributions as set forth in
(c) could not be reasonably expected to have a Material Adverse Effect.

          6.09 Inspection of Property and Books and Records. The Company shall maintain and shall cause each Significant Subsidiary and Wholly-Owned Subsidiary to maintain proper books of record and account, in which full, true and correct entries in all material respects in conformity with GAAP or SAP, as applicable, consistently applied (except as stated therein) shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall permit, and shall cause each Significant Subsidiary and Wholly-Owned Subsidiary to permit, representatives and independent contractors of the Agent or any Bank to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, when an Event of Default exists the Agent or any Bank may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

          6.10 Use of Proceeds. The Company shall use the proceeds of the Loans solely: (a) to refinance existing Indebtedness of the Company; (b) for general corporate purposes not in contravention of any Requirement of Law or of any Loan Document (including the lending of such proceeds to Subsidiaries for working capital purposes); and (c) to support the issuance of the Company's commercial paper.

                                   ARTICLE VII

                               NEGATIVE COVENANTS

     So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Required Banks waive compliance in writing:

          7.01 Limitation on Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, incur or at any time be liable with respect to, any Indebtedness which is or constitutes:

               (a) a Swap Contract in respect of obligations other than Permitted Swap Obligations;

               (b) Indebtedness incurred in connection with the issuance of commercial paper by the Company to the extent that Indebtedness of this type in the aggregate exceeds at any time the aggregate amount of the unutilized portion of the Commitments and the "Commitments" (as defined in the 364-Day Credit Agreement) at such time;

               (c) Indebtedness with respect to Contingent Obligations to the extent the amount of Indebtedness of this type in the aggregate exceeds at any time ten percent (10%) of

Total Shareholders' Equity of the Company at such time; provided that Contingent Obligations of (i) Sub-Prime Auto Loan Companies relating to sub-prime automobile loans and (ii) any Green Tree Entity relating to loans, leases, receivables, installment contracts and other financial products originated, acquired or sold by such Green Tree Entity or any other Green Tree Entity shall be excluded from the determination of Contingent Obligations for purposes of this subsection 7.01(c);

               (d) (i) recourse Indebtedness of Subsidiaries other than recourse Indebtedness of a Subsidiary that is also a Sub-Prime Auto Loan Company or a Green Tree Entity to the extent that (A) neither the Company nor any Non-Finance Subsidiary is directly liable thereon, and (B) neither the Company nor any Non-Finance Subsidiary has any Contingent Obligation in respect of such Indebtedness; or (ii) nonrecourse Indebtedness of Subsidiaries resulting from the sale or securitization of assets (other than (1) non-admitted assets, policy loans, B-Share Financings, CBOs, CMOs and sub-prime automobile loans and (2) loans, leases, receivables, installment contracts and other financial products originated, acquired, sold or securitized by a Green Tree Entity) other than non-recourse Indebtedness of a Sub-Prime Auto Loan Company or Green Tree Entity with respect to Interest Only Securities; or

               (e) any secured Indebtedness (excluding secured Indebtedness not prohibited by clause (d)(ii) immediately above), including, without limitation, Capitalized Lease Liabilities and Purchase Money Debt, to the extent Indebtedness of this type in the aggregate exceeds at any time ten percent (10%) of Total Shareholders' Equity at such time.

         7.02 Liens. The Company shall not, and shall not permit any of its Subsidiaries to, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for the following (collectively called "Permitted Liens"):

               (a) Liens in connection with Permitted Transactions;

               (b) Liens for current Taxes not delinquent or for Taxes being contested in good faith and by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

               (c) Liens shown on Schedule 7.02(c);

               (d) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

               (e) Liens of mechanics, carriers, and materialmen and other like Liens arising in the ordinary course of business in respect of obligations which are not delinquent or which are being contested in good faith and by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

               (f) Liens arising in the ordinary course of business for sums being contested in good faith and by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP, or for sums not due, and in either case not involving any deposits or advances for borrowed money or the deferred purchase price of property or services;

               (g) Liens in favor of the trustee on sums required to be deposited with the trustee under the indentures described on Schedule 7.02(g);

               (h) Liens incurred on assets of Subsidiaries that are Sub-Prime Auto Loan Companies or Green Tree Entities securing Indebtedness which is expressly excluded from the prohibitions on Indebtedness set forth in subsection 7.01(d)(i) and (ii); or

               (i) Liens securing Indebtedness permitted by subsection 7.01(e).

          7.03 Disposition of Assets. The Company shall not, and shall not permit any of its Wholly-Owned Subsidiaries and/or Significant Subsidiaries to, sell, assign, lease, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable with or without recourse) or enter into any agreement to do any of the foregoing, except:

               (a) Dispositions of inventory or equipment (including, without limitation, repossessed and/or off lease property of Green Tree), all in the ordinary course of business;

               (b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

               (c) Dispositions of Investments (other than Investments in Persons engaged in insurance lines of business) in the ordinary course of business;

               (d) Dispositions of (i) sub-prime automobile loans held by such Person in connection with the securitization of such sub-prime automobile loans,
(ii) in the case of any Green Tree Entity, loans, leases, receivables, installment contracts and other financial products originated, acquired, sold or securitized by such Green Tree Entity or (iii) interests in or components of Interest Only Securities;

               (e) Dispositions not otherwise permitted hereunder, provided that
(i) the Net Proceeds of such Disposition are reinvested within 270 days after disposition (A) with respect to insurance lines of business, in insurance lines of business similar to the insurance lines of business of the Company and the Subsidiaries at such time or (B) with respect to non-insurance lines of business, in business lines similar to the business lines of the Company and its Subsidiaries at such time, (ii) the aggregate cumulative GAAP gain since the Closing Date arising out of such Dispositions, the proceeds of which are not reinvested in business lines similar to the business lines of the assets disposed of do not at any time exceed 25% of Total Shareholders' Equity at such time or (iii) the Company applies the Net Proceeds of such Disposition to the Obligations and permanently reduces the Commitments by the amount of the Net Proceeds of such Disposition in accordance with Section 2.09(a).

          7.04 Other Agreements. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any agreement (other than agreements with insurance regulators) containing any provision which (a) would be violated or breached by the performance of its obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith or (b) prohibits or restricts the ability of the Company to amend or otherwise modify this Agreement or any other document executed in connection herewith.

          7.05 Transactions with Affiliates. The Company shall not, and shall not suffer or permit any Significant Subsidiary to, enter into any material transaction with any Affiliate of the Company (other than the Company or a Wholly-Owned Subsidiary), except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Company or such Subsidiary and except for insurance transactions, intercompany pooling and other reinsurance transactions entered into in the ordinary course of business and consistent with past practice.

          7.06 Use of Proceeds. The Company shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock unless at all times less than 25% of the value of the assets of the Company and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder, taken as a whole, will be represented by Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act, in each case in violation of Regulation T, U or X of the FRB.

          7.07 Change in Business. The Company shall not, and shall not suffer or permit any Significant Subsidiary to, fundamentally change the type of business in which it is presently engaged as listed on Schedule 7.07.

          7.08 Debt to Capitalization Ratio. The Company shall not permit the Debt to Total Capitalization Ratio to exceed 0.45:1.00 as of the end of any Fiscal Quarter.

          7.09 Interest Coverage Ratio. The Company shall not permit the Interest Coverage Ratio as of the end of each Fiscal Quarter set forth below for the four Fiscal Quarters then ended (or, in the case of the Fiscal Quarters ending before September 30, 1999, for the period from and including October 1, 1998, to and including the last day of such Fiscal Quarter), to be less than the ratio set forth below for such date:

                Fiscal Quarter Ending       Ratio
                ---------------------       -----

                December 31, 1998          2.00:1.0
                March 31, 1999             2.00:1.0
                June 30, 1999              2.00:1.0
                September 30, 1999         2.00:1.0
                December 31, 1999          2.25:1.0
                March 31, 2000             2.25:1.0

                June 30, 2000              2.25:1.0
                September 30, 2000         2.25:1.0
                December 31, 2000          2.25:1.0
                March 31, 2001             2.25:1.0
                June 30, 2001              2.25:1.0
                September 30, 2001         2.25:1.0
                December 31, 2001          2.50:1.0
                March 31, 2002             2.50:1.0
                June 30, 2002              2.50:1.0
                September 30, 2002         2.50:1.0
                December 31, 2002          2.50:1.0
                March 31, 2003             2.50:1.0
                June 30, 2003              2.50:1.0
                September 30, 2003         2.50:1.0


                                  ARTICLE VIII

                                EVENTS OF DEFAULT

          8.01 Event of Default. Each of the following shall constitute an "Event of Default":

               (a) Non-Payment. The Company fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document; or

               (b) Representation or Warranty. Any representation or warranty by the Company made or, pursuant to Section 4.02, deemed made herein or in any other Loan Document, or contained in any certificate, document or financial or other statement by the Company, any Subsidiary or any Responsible Officer, furnished at any time in connection with this Agreement or in connection with any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

               (c) Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), or in
Section 7.01, 7.02, 7.03, 7.04, 7.06, 7.07, 7.08 or 7.09; or

               (d) Other Defaults. The Company fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the date upon which written notice thereof is given to the Company by the Agent or any Bank; or

               (e) Cross-Default. (i) The Company or any Significant Subsidiary
(A) fails to make any payment in respect of any Indebtedness or Contingent Obligation (other than in respect of Swap Contracts), having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $75,000,000, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist (other than an alleged breach which the Company or such Significant Subsidiary is contesting in good faith and which does not relate to a payment default or a breach of a financial covenant), under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (1) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (2) any Termination Event (as so defined) as to which the Company or any Subsidiary is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than $75,000,000; or

               (f) Insolvency; Voluntary Proceedings. The Company or any Significant Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or
(iv) takes any action to effectuate or authorize any of the foregoing; or

               (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Significant Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company's or any Significant Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company, any Significant Subsidiary or any Material Insurance Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; (iii) the Company, any Significant Subsidiary or any Material Insurance Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or (iv) any Material Insurance Subsidiary shall become subject to any conservation, rehabilitation or liquidation order, directive or mandate issued by any Governmental Authority;

               (h) Pension Plans and Welfare Plans. With respect to any Single Employer Pension Plan as to which the Company or any other ERISA Affiliate may have any liability, there shall exist a deficiency of more than $20,000,000 as to any ERISA Affiliate (other than the Company) or $65,000,000 as to the Company in the Pension Plan assets available to satisfy the benefits guaranteeable under ERISA with respect to such Pension Plan, and steps are undertaken to terminate such plan or such Pension Plan is terminated or the Company or any other ERISA Affiliate withdraws from or institutes steps to withdraw from such Pension Plan, or the Company has knowledge that steps have been taken to terminate any Multiemployer Plan and such termination may result in liability to any ERISA Affiliate (other than the Company) in excess of $20,000,000 or $65,000,000 as to the Company or any Reportable Event with respect to such Pension Plan has occurred which could result in the incurrence of liability by any ERISA Affiliate (other than the Company) in excess of $20,000,000 or $65,000,000 as to the Company or steps are taken to terminate any Multiemployer Plan and such termination may result in any liability of any ERISA Affiliate (other than the Company) in excess of $20,000,000 or $65,000,000 as to the Company shall occur; or

               (i) Monetary Judgments. One or more final non-interlocutory judgments, final non-interlocutory orders, final decrees or final arbitration awards is entered against the Company or any Significant Subsidiary involving in the aggregate a liability other than a liability of an Insurance Subsidiary in the ordinary course of business (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $60,000,000 or more, and the same shall remain unsatisfied, unvacated, unstayed and not bonded, if required by law, pending appeal for a period of 30 days after the entry thereof; or

               (j) Change of Control. There occurs any Change of Control.


          8.02 Remedies. If any Event of Default occurs, the Agent shall, at the request of, or may, with the consent of, the Required Banks,

               (a) declare the Commitment of each Bank to make Committed Loans to be terminated, whereupon such Commitments shall be terminated;

               (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

               (c) exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection
(f) or (g) of Section 8.01 (in the case of clause (i) of subsection (g) upon the expiration of the 60-day period mentioned therein), the obligation of each Bank to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent or any Bank.

          8.03 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

                                   ARTICLE IX

                                    THE AGENT

         9.01 Appointment and Authorization; "Agent". Each Bank hereby irrevocably (subject to Section 9.09) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

          9.02 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

          9.03 Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

         9.04 Reliance by Agent. (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the

Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

               (b) For purposes of determining compliance with the conditions specified in Section 4.01, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank.

          9.05 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Agent will notify the Banks of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Banks in accordance with Article VIII; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

          9.06 Credit Decision. Each Bank acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or credit worthiness of the Company which may come into the possession of any of the Agent-Related Persons.

          9.07 Indemnification of Agent. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata based upon its Pro Rata Share, from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its Pro Rata Share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

          9.08 Agent in Individual Capacity. BofA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though BofA were not the Agent hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, BofA or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, BofA shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" include BofA in its individual capacity.

          9.09 Successor Agent. The Agent may, and at the request of the Required Banks shall, resign as Agent upon 30 days' notice to the Banks. If the Agent resigns under this Agreement, the Required Banks shall appoint from among the Banks a successor agent for the Banks which successor agent shall be approved by the Company (which consent shall not be unreasonably withheld). If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Company, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article IX and Sections 10.04 and
10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Banks appoint a successor agent as provided for above.

          9.10 Withholding Tax. (a) If any Bank (including, without limitation, a Bank that becomes a party to this Agreement by assignment in accordance with
Section 10.08) is a "foreign corporation, partnership or trust" within the meaning of the Code and such Bank claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Bank agrees with and in favor of the Agent and the Company, to deliver to the Agent and the
Company:

                         (i) if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form 1001 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

                         (ii) if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement; and

                           (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Bank agrees to promptly notify the Agent and the Company of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

               (b) If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Bank, such Bank agrees to notify the Agent and the Company of the percentage amount in which it is no longer the beneficial owner of Obligations of the Company to such Bank. To the extent of such percentage amount, the Agent and the Company will treat such Bank's IRS Form 1001 as no longer valid.

               (c) If any Bank claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Bank, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

               (d) If any Bank is entitled to a reduction in the applicable withholding tax, the Company may withhold from any interest payment to such Bank (or the Agent) an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by subsection (a) of this Section are not delivered to the Company and the Agent, or if any bank is not entitled to submit such forms or other documentation, then the Company may withhold from any interest payment to such Bank (or the Agent) an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction. If the Company withholds tax from any interest payment, it shall deliver to the Agent on the Interest Payment Date a written notice setting forth in reasonable detail the amount of withholding made and the reason for said calculation of such amount.

               (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Company or the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or was not properly executed, or because such Bank failed to notify the Company or the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Company or the Agent, as the case may be, fully for all amounts paid, directly or indirectly, by the Company or the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Company or the Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Banks under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.

               (f) Any amounts withheld from a Bank as a result of the failure of such Bank to claim an exemption from withholding available to it, or otherwise to comply with this Section 9.10, shall not be subject to indemnification under Section 3.01, Section 10.05 or otherwise.

          9.10 Syndication Agent; Documentation Agents. None of the Syndication Agents or Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Without limiting the foregoing, none of the Syndication Agents or the Documentation Agent shall have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on the Syndication Agents or the Documentation Agent in deciding to enter into this Agreement or in taking or not taking action hereunder.

                                    ARTICLE X

                                  MISCELLANEOUS

          10.01 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Required Banks (or by the Agent at the written request of the Required Banks) and the Company and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks and the Company and acknowledged by the Agent, do any of the following:

               (a) increase or extend the Commitment of any Bank (or reinstate any Commitment terminated pursuant to Section 8.02);


               (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any other Loan Document;

               (c) reduce or forgive the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (iii) below) any fees or other amounts payable hereunder or under any other Loan Document;

               (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Banks or any of them to take any action hereunder; or

               (e) amend this Section 10.01, or Section 2.17, or any provision herein providing for consent or other action by all Banks;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Required Banks or all the Banks, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document (except with respect to the removal of the Agent), (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank in addition to the Required Banks or all the Banks, as the case may be, affect the rights or duties of the Swing Line Bank under this Agreement or any other Loan Document, and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.

          10.02 Notices. (a) All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on
Schedule 10.02, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 10.02; or, as directed to the Company or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent.

               (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery, except that notices pursuant to Article II or IX to the Agent shall not be effective until actually received by the Agent.

               (c) Any agreement of the Agent and the Banks herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Agent and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Agent and the Banks shall not have any liability to the Company or other Person on account of any action taken or not taken by the Agent or the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Agent and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Banks of a confirmation which is at variance with the terms understood by the Agent and the Banks to be contained in the telephonic or facsimile notice.

          10.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

          10.04 Costs and Expenses. The Company shall:

               (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse BofA (including in its capacity as Agent) and the Arranger within five Business Days after demand (subject to subsection 4.01(e)) for all reasonable out-of-pocket costs and expenses incurred by BofA (including in its capacity as Agent) and the Arranger in connection with the development, preparation, delivery, administration, syndication and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by BofA (including in its capacity as Agent) and the Arranger with respect thereto; and

               (b) pay or reimburse the Agent, the Arranger and each Bank within five Business Days after demand (subject to subsection 4.01(e)) for all reasonable out-of-pocket costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

         10.05 Company Indemnification. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify, defend and hold the Agent-Related Persons, and each Bank and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, charges and reasonable out-of pocket costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever (collectively, "Costs and Expenses") which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Agent or replacement of any Bank) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Company shall have no obligation hereunder to any Indemnified Person with respect to (i) Indemnified Liabilities resulting from the gross negligence or willful misconduct of such Indemnified Person and (ii) a claim by any Bank against the Company, or by the Company against any Bank, that is found in a final nonappealable judgment by a court of competent jurisdiction in favor of the Company (it being understood and agreed that this clause (ii) shall not affect or limit any amount the Company may owe to any Bank as a result of any such claim pursuant to Section 10.04). The agreements in this Section shall survive payment of all other Obligations.

          10.06 Payments Set Aside. To the extent that the Company makes a payment to the Agent or the Banks, or the Agent or the Banks exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent.

          10.07 Successors and Assigns. The provisions of this Agreement (including, without limitation, any provisions relating solely to BofA) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Bank.

          10.08 Assignments, Participations, etc. (a) Any Bank may, with the written consent of the Company (at all times other than during the existence of an Event of Default), the Agent and the Swing Line Bank, which consents shall not be unreasonably withheld (it being understood that it is not unreasonable for the Company to withhold consent with respect to an assignment to a Direct Competitor), at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Company, the Agent or the Swing Line Bank shall be required in connection with any assignment and delegation by a Bank to an Eligible Assignee that is an Affiliate of such Bank) (each an "Assignee") all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Bank hereunder, in a minimum amount which, when added to the amount of any concurrent assignment being made by such Bank to the same assignee pursuant to Section 10.08 of the Company's September 25, 1998 $1,000,000,000 364-Day Credit Agreement, as from time to time amended (the "364-Day Credit Agreement"), is at least equal to $10,000,000 (or, if less, the entire amount of its Commitments and Loans); provided, however, that the Company and the Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Agent by such Bank and the Assignee; (ii) such Bank and its Assignee shall have delivered to the Company and the Agent an Assignment and Acceptance in the form of Exhibit F ("Assignment and Acceptance") together with any Note or Notes subject to such assignment and (iii) the assignor Bank or Assignee has paid to the Agent a processing fee (in respect of any assignment under this Section
10.08 and any concurrent assignment by such assignor Bank to such Assignee under
Section 10.08 of the 364-Day Credit Agreement) in the amount of $3,500.

               (b) From and after the date that the Agent notifies the assignor Bank that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee,
(i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

               (c) Within five Business Days after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance and payment of the processing fee (and provided that it consents to such assignment in accordance with subsection 10.08(a) to the extent required thereby), the Company shall, to the extent required by the Agent or requested by the Agent or the applicable Banks, execute and deliver to the Agent new Notes evidencing such Assignee's assigned Loans and Commitment and, if the assignor Bank has retained a portion of its Loans and its Commitment, replacement Notes in the principal amount of the Loans retained by the assignor Bank (such Notes to be in exchange for, but not in payment of, the Notes held by such Bank). Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Bank pro tanto.

               (d) Any Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of the Company (a "Participant") participating interests in any Loans, the Commitment of that Bank and the other interests of that Bank (the "Originator") hereunder and under the other Loan Documents; provided, however, that (i) the Originator's obligations under this Agreement shall remain unchanged, (ii) the Originator shall remain solely responsible for the performance of such obligations, (iii) the Company and the Agent shall continue to deal solely and directly with the Originator in connection with the Originator's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Bank shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks as described in the first proviso to Section 10.01. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 3.01, 3.03 and 10.05 as though it were also a Bank hereunder; provided, that the Participant shall not receive any amount thereunder in excess of what would have been payable to the participating Bank. If amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement.

               (e) Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR ss.203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

          10.09 Confidentiality. Each Bank agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information provided to it by the Company or any Subsidiary, or by the Agent on the Company's or such Subsidiary's behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary except, in either case, to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or (ii) was or becomes available on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company known to the Bank; provided, however, that any Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of such Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent or any Bank or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Bank's independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Banks hereunder; (H) as to any Bank or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party with such Bank or such Affiliate; and (I) to its Affiliates, provided that such Affiliates are neither Direct Competitors nor insurance companies.

          10.10 Set-off. In addition to any rights and remedies of the Banks provided by law, if an Event of Default under Section 8.01(a) exists or the Loans have been accelerated, each Bank is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of the Company against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not the Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify the Company and the Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

          10.11 Notification of Addresses, Lending Offices, Etc. Each Bank shall notify the Agent in writing of any changes in the address to which notices to the Bank should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

          10.12 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

          10.13 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

          10.14 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Banks, the Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

          10.15 Governing Law and Jurisdiction. (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS (WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PROVISIONS THEREOF); PROVIDED, THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

                (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE AGENT AND THE BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANY, THE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.

          10.16 Waiver of Jury Trial. THE COMPANY, THE BANKS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS

AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY, THE BANKS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

          10.17 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, the Banks and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

                           [signature pages to follow]

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in Chicago, Illinois by their proper and duly authorized officers as of the day and year first above written.

                                  CONSECO, INC.


                                  By:
                                      ---------------------------

                                  Title:
                                      ---------------------------


                                  BANK OF AMERICA NATIONAL TRUST
                                  AND SAVINGS ASSOCIATION,
                                  as Agent

                                  By:
                                      ---------------------------

                                  Title:
                                      ---------------------------



                                  BANK OF AMERICA NATIONAL TRUST
                                  AND SAVINGS ASSOCIATION, as a Bank
                                  and Swing Line Bank


                                  By:
                                      ---------------------------

                                  Title:
                                      ---------------------------

                                  SCHEDULE 2.01
                                  -------------
                                   COMMITMENTS
                                   -----------
                               AND PRO RATA SHARES
                               -------------------

                                                                                        Pro Rata
         Bank                                               Commitment                             Share
         ----                                               ----------                             -----

Bank of America National
Trust and Savings
Association                                                 $__________                            ____%

        TOTAL                                               $1,500,000,000                          100%

                                 SCHEDULE 10.02
                                 --------------

                     OFFSHORE AND DOMESTIC LENDING OFFICES,
                     --------------------------------------
                              ADDRESSES FOR NOTICES
                              ---------------------


CONSECO, INC.
-------------

Conseco, Inc.
11825 North Pennsylvania Street
Carmel, Indiana 46032
Attention:        James S. Adams
                  Telephone: (317) 817-6166
                  Facsimile: (317) 817-2161


With a copy to:

Conseco, Inc.
11825 North Pennsylvania Street
Carmel, Indiana 46032
Attention:        John J. Sabl
                  Telephone: (317) 817-6092
                  Facsimile: (317) 817-6327


BANK OF AMERICA NATIONAL TRUST
------------------------------
AND SAVINGS ASSOCIATION,
------------------------
  as Agent

Bank of America National Trust
and Savings Association
231 South LaSalle Street
Chicago, Illinois 60697
Attention:        Denise Christy
                  Telephone: (312) 828-4184
                  Facsimile: (312) 974-9524


AGENT'S PAYMENT OFFICE:
----------------------

Bank of America National Trust
and Savings Association
Agency Administrative Services #5596
1850 Gateway Boulevard, Fifth Floor

Concord, California 94520
Attention:        Sang Lee
                  Agency Administrative Officer
                  Telephone: (925) 675-8416
                  Facsimile: (925) 675-8500


BANK OF AMERICA NATIONAL TRUST
------------------------------
AND SAVINGS ASSOCIATION,
-----------------------
  as a Bank

Domestic and Offshore Lending Office:
231 South LaSalle Street
Chicago, Illinois 60697

Notices (other than Borrowing notices and Notices of

Conversion/Continuation):

Bank of America National Trust
and Savings Association
231 South LaSalle Street
Chicago, Illinois 60697
Attention:        Debra L. Basler
                  Telephone: (312) 828-3734
                  Facsimile: (312) 987-0889